SECURITIES AND EXCHANGE COMMISSION


                                  WASHINGTON, D.C.  20549

                                  -----------------------

                                         FORM 8-K

                                      CURRENT REPORT

                         PURSUANT TO SECTION 13 OR 15(d) OF THE

                      SECURITIES EXCHANGE ACT OF 1934, AS AMENDED

                              Date of Report: July 22, 1997



                                  F.N.B. CORPORATION
                  -----------------------------------------------------
                  (Exact name of registrant as specified in its charter)


           Pennsylvania                  0-8144                25-1255406
      -----------------------          -----------           -------------
     (State of Incorporation)         (Commission            (IRS Employer
                                      File Number)         Identification No.)



               Hermitage Square, Hermitage, Pennsylvania         16148
               -----------------------------------------      -----------
               (Address of principal executive offices)        (Zip code)



                                    (412) 981-6000
                 ----------------------------------------------------
                 (Registrant's telephone number, including area code)

INFORMATION TO BE INCLUDED IN THE REPORT


ITEM 5.        OTHER EVENTS

               On April 18, 1997, F.N.B. Corporation (the Corporation) completed its acquisition of West Coast Bancorp, Inc. On January 21, 1997, the Corporation completed its acquisition of Southwest Banks, Inc. Accordingly, the Corporation's Consolidated Financial Statements and Related Management's Discussion and Analysis of Financial Condition and Results of Operations have been provided giving retroactive effect to these mergers using the pooling of interests method of accounting. Such supplemental consolidated financial statements will become the historical consolidated financial statements when the Corporation reports second quarter 1997 results. The Corporation is hereby filing with the Securities and Exchange Commission a copy of the Audited Supplemental Consolidated Financial Statements for the years ended December 31, 1996, 1995 and 1994 and Management's Discussion and Analysis.




ITEM 7.        FINANCIAL STATEMENTS AND EXHIBITS

               (C). Exhibits (all filed herewith)

                       Exhibit 23.1 Consent of Ernst & Young LLP

                       Exhibit 23.2 Consent of Hill, Barth & King, Inc.

                       Exhibit 23.3 Consent of Coopers & Lybrand, L.L.P.

                       Exhibit 99.1 Audited Supplemental Consolidated
                                    Financial Statements for the years ended
                                    December 31,1996, 1995 and 1994 with
                                    Report of Independent Auditors and
                                    Management's Discussion and Analysis

                       Exhibit 99.2 Report of Independent Auditors Hill,
                                    Barth & King, Inc. for the 1996, 1995 and
                                    1994 Audits of Southwest Banks, Inc.

                       Exhibit 99.3 Report of Independent Auditors Coopers &
                                    Lybrand, L.L.P. for the 1996 and 1995
                                    Audits of West Coast Bancorp, Inc.

                       Exhibit 99.4 Report of Independent Auditors Coopers &
                                    Lybrand, L.L.P. for the 1995 and 1994
                                    Audits of West Coast Bancorp, Inc.

                                  Signatures
                                  ----------


Pursuant to the requirements of the Securities Exchange Act of 1934 the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                  F.N.B. CORPORATION
                                  (Registrant)



                                  By:  /s/John D. Waters
                                       ------------------------------
                                  Name:   John D. Waters
                                  Title:  Vice President and
                                          Chief Financial Officer

Dated: July 22, 1997

EXHIBIT INDEX


23.1      Consent of Ernst & Young LLP

23.2      Consent of Hill, Barth & King, Inc.

23.3      Consent of Coopers & Lybrand, L.L.P.

99.1 Audited Supplemental Consolidated Financial Statements for the years ended December 31, 1996, 1995 and 1994 with Report of Independent Auditors and Management's Discussion and Analysis

99.2 Report of Independent Auditors Hill, Barth & King, Inc. for the 1996, 1995 and 1994 Audits of Southwest Banks, Inc.

99.3 Report of Independent Auditors Coopers & Lybrand, L.L.P. 1996 and 1995 Audits of West Coast Bancorp, Inc.

99.4 Report of Independent Auditors Coopers & Lybrand, L.L.P. 1995 and 1994 Audits of West Coast Bancorp, Inc.

                                                                  EXHIBIT 23.1

                CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

Regarding:

     1) Registration Statement on Form S-3 relating to the F.N.B. Corporation Subordinated Notes and Daily Cash Accounts (File #33-61367).

     2) Registration Statement on Form S-3 relating to the Dividend Reinvestment Plan (File #33-72532).

     3) Registration Statement on Form S-8 relating to the F.N.B. Corporation Voluntary Dividend Reinvestment and Stock Purchase Plan (File #333-00943).

     4) Registration Statement on Form S-8 relating to the F.N.B. Corporation 401(k) Plan (File #33-50780)

     5) Registration Statement on Form S-8 relating to F.N.B. Corporation 1990 Stock Option Plan (File #33-78114).

     6) Registration Statement on Form S-8 relating to F.N.B. Corporation Restricted Stock Bonus Plan (File #33-78134).

     7) Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 relating to the F.N.B. Corporation Voluntary Dividend Reinvestment and Stock Purchase Plan (File #33-72532).

     8) Registration Statement on Form S-8 relating to F.N.B. Corporation 1996 Stock Option Plan (File #333-03489).

     9) Registration Statement on Form S-8 relating to F.N.B. Corporation Restricted Stock and Incentive Bonus Plan (File #333-03493).

    10) Registration Statement on Form S-8 relating to F.N.B. Corporation Directors Compensation Plan (File #333-03495).

    11) Registration Statement on Form S-8 relating to F.N.B. Corporation 401(k) Plan (File #333-03503).

    12) Post-Effective Amendment No. 1 on Form S-8 to Registration Statement on Form S-4 (File #333-01997).

    13) Post-Effective Amendment No. 1 on Form S-8 to Registration Statement on Form S-4 (File #333-22909).

     We consent to the incorporation by reference in the above listed Registration Statements of our report dated July 3, 1997, with respect to the supplemental consolidated financial statements of F.N.B. Corporation and subsidiaries as of December 31, 1996 and 1995 and for each of the three years in the period ended December 31, 1996 included in this Current Report on Form 8-K.

                                                ERNST & YOUNG LLP

Pittsburgh, Pennsylvania
July 15, 1997

                                                                  EXHIBIT 23.2

               CONSENT OF HILL, BARTH & KING, INC., INDEPENDENT AUDITORS



            We consent to the use in this Current Report of F.N.B. Corporation on Form 8-K of our report dated January 22, 1997, relating to the financial statements of Southwest Banks, Inc.
       which have been incorporated into the Audited Supplemental Consolidated Financial Statements for the years ended December
       31, 1996, 1995 and 1994 appearing elsewhere in this Current Report.




                                             Hill, Barth & King, Inc.
                                             Certified Public Accountants


Naples, Florida
July 15, 1997

                                                                  EXHIBIT 23.3


                          CONSENT OF INDEPENDENT ACCOUNTANTS



          We consent to the incorporation by reference in the registration statement of F.N.B. Corporation on Forms S-3 (Registration Nos. 33-61367 and 33-72532) and Forms S-8 (Registration Nos. 333-00943, 33-50780,
     33-78114, 33-78134, 333-03489, 333-03493, 333-03495, 333-03503, 333-01997
     and 333-22909) of our reports dated January 24, 1997 and January 19, 1996, on our audits of the consolidated financial statements of West Coast Bancorp, Inc. for the years ended December 31, 1996 and 1995, and the year ended December 31, 1994, respectively, which reports are included as exhibits in F.N.B. Corporation's Current Report on Form 8-K.



     COOPERS & LYBRAND, L.L.P.
     Fort Myers, Florida
     July 22, 1997

                                                                  EXHIBIT 99.1









                Audited Supplemental Consolidated Financial Statements


                         F.N.B. Corporation and Subsidiaries




                    Years ended December 31, 1996, 1995 and 1994
                         with Report of Independent Auditors

                          F.N.B. CORPORATION AND SUBSIDIARIES

                AUDITED SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

                     Years ended December 31, 1996, 1995 and 1994






                                       CONTENTS



Report of Independent Auditors.............................................1

 Audited Supplemental Consolidated Financial Statements

     Supplemental Consolidated Balance Sheet......................... 2
     Supplemental Consolidated Income Statement...................... 3
     Supplemental Consolidated Statement of Stockholders' Equity..... 4
     Supplemental Consolidated Statement of Cash Flows............... 5
     Notes to Supplemental Consolidated Financial Statements......... 6


Supplemental Selected Financial Data...................................... 27


Supplemental Quarterly Earnings Summary................................... 28

Management's Discussion and Analysis of Financial Conditions and
    Results of Operations................................................. 29

                        REPORT OF INDEPENDENT AUDITORS


Stockholders and Board of Directors
F.N.B. Corporation

We have audited the supplemental consolidated balance sheets of F.N.B. Corporation and Subsidiaries (F.N.B. Corporation) (formed as a result of the consolidation of F.N.B. Corporation with Southwest Banks, Inc. and Subsidiaries and West Coast Bancorp, Inc. and Subsidiary) as of December 31, 1996 and 1995 and the related supplemental consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1996. The supplemental consolidated financial statements give retroactive effect to the merger of F.N.B. Corporation and Southwest Banks, Inc. and Subsidiaries, on January 21, 1997, and West Coast Bancorp, Inc. and Subsidiary on April 18, 1997 which have been accounted for using the pooling of interests method as described in the notes to the supplemental consolidated financial statements. These supplemental consolidated financial statements are the responsibility of the management of F.N.B. Corporation. Our responsibility is to express an opinion on these supplemental consolidated financial statements based on our audits. We did not audit the financial statements of Southwest Banks, Inc. and Subsidiaries or West Coast Bancorp, Inc. and Subsidiary which statements reflect total assets constituting approximately 29% for 1996 and 24% for 1995 of the related supplemental consolidated financial statement totals, and which reflect net income constituting approximately 11% of the related supplemental consolidated financial statement totals for the three year period ended December 31, 1996. Those statements were audited by other auditors whose reports have been furnished to us, and our opinion, insofar as it relates to data included for Southwest Banks, Inc. and Subsidiaries and West Coast Bancorp, Inc. and Subsidiary, is based solely on the reports of the other auditors.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the reports of other auditors, the supplemental financial statements referred to above present fairly, in all material respects, the consolidated financial position of F.N.B. Corporation at December 31, 1996 and 1995, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, after giving retroactive effect to the mergers of Southwest Banks, Inc. and Subsidiaries and West Coast Bancorp, Inc. and Subsidiary, as described in the notes to the supplemental consolidated financial statements, in conformity with generally accepted accounting principles.

                                                    ERNST & YOUNG LLP

July 3, 1997

F.N.B. CORPORATION AND SUBSIDIARIES
SUPPLEMENTAL CONSOLIDATED BALANCE SHEET

Dollars in thousands, except par values

December 31                                             1996           1995
                                                    -----------    ----------
ASSETS
Cash and due from banks                             $  107,476    $   90,656
Interest bearing deposits with banks                     1,334         3,853
Federal funds sold                                       6,425        57,024
Loans held for sale                                      9,610        16,020
Securities available for sale                          322,068       283,526
Securities held to maturity (fair value of
  $173,677 and $174,546)                               174,551       174,483
Loans, net of unearned income of $23,763 and $27,258 1,728,132     1,550,190
Allowance for loan losses                              (27,800)      (24,250)
                                                     ----------     ---------
  NET LOANS                                          1,700,332     1,525,940
Premises and equipment                                  46,714        40,568
Other assets                                            49,897        46,455
                                                     ----------   ----------
                                                    $2,418,407    $2,238,525
                                                     ==========   ==========


LIABILITIES
Deposits:
  Non-interest bearing                                 231,264     $  230,265
  Interest bearing                                   1,782,624      1,665,880
                                                     ----------    ----------
    TOTAL DEPOSITS                                   2,013,888      1,896,145
Other liabilities                                       34,825         29,949
Short-term borrowings                                  112,230         73,501
Long-term debt                                          58,179         50,784
                                                     ----------     ---------
    TOTAL LIABILITIES                                2,219,122      2,050,379



STOCKHOLDERS' EQUITY
Preferred stock - $10 par value
  Authorized - 20,000,000 shares
  Outstanding - 352,531 and 451,638 shares
  Aggregate liquidation value - $8,813 and $11,291       3,525        4,516
Common Stock - $2 par value
  Authorized - 100,000,000 shares
  Outstanding - 13,305,369 and 12,703,315               26,611       25,406
Additional paid-in capital                             101,445       92,142
Retained earnings                                       66,625       63,690
Net unrealized securities gains                          2,566        3,245
Employee Stock Ownership Plan                                0         (389)
Treasury stock - 62,723 and 22,340 shares at cost       (1,487)        (464)
                                                    ----------   ----------
    TOTAL STOCKHOLDERS' EQUITY                         199,285      188,146
                                                    ----------   ----------
                                                    $2,418,407   $2,238,525
                                                    ==========   ==========

See accompanying Notes to Supplemental Consolidated Financial Statements

F.N.B. CORPORATION AND SUBSIDIARIES
SUPPLEMENTAL CONSOLIDATED INCOME STATEMENT

Dollars in thousands, except per share data

Year Ended December 31                        1996        1995       1994
                                           ----------  ----------  ---------
INTEREST INCOME
Loans, including fees                       $ 154,962   $ 144,518  $ 123,596
Securities:
  Taxable                                      22,994      22,496     21,702
  Tax exempt                                    2,261       1,939      1,910
  Dividends                                     1,097         928        700
Other                                           2,269       2,631      1,367
                                           ----------  ----------  ---------
      TOTAL INTEREST INCOME                   183,583     172,512    149,275
INTEREST EXPENSE
Deposits                                       69,447      66,128     52,988
Short-term borrowings                           4,716       5,368      4,038
Long-term debt                                  3,453       3,258      2,869
                                           ----------  ----------  ---------
    TOTAL INTEREST EXPENSE                     77,616      74,754     59,895
    NET INTEREST INCOME                       105,967      97,758     89,380
Provision for loan losses                       9,791       6,930      9,177
                                           ----------  ----------  ---------
    NET INTEREST INCOME AFTER PROVISION
    FOR LOAN LOSSES                            96,176      90,828     80,203
NON-INTEREST INCOME
Insurance commissions and fees                  4,116       4,284      4,195
Service charges                                11,335      10,601      8,551
Trust                                           1,461       1,390      1,504
Gain (loss) on sale of securities                 825         493      1,303
Gain (loss) on sale of loans                      691         516         (5)
Other                                           1,979       1,931      1,560
                                           ----------  ----------  ---------
    TOTAL NON-INTEREST INCOME                  20,407      19,215     17,108
                                           ----------  ----------  ---------
                                              116,583     110,043     97,311
NON-INTEREST EXPENSES
Salaries and employee benefits                 41,516      38,086     34,518
Net occupancy                                   6,775       6,660      5,850
Amortization of intangibles                     1,047       1,246      1,705
Equipment                                       6,212       5,572      5,413
Professional service fees                       4,363       3,794      3,786
Deposit insurance                                 970       3,092      4,412
Recapitalization of Savings Association
Insurance Fund                                  2,752
Promotional                                     2,568       3,197      2,660
Insurance claims paid                           1,707       1,738      1,820
Other                                          18,901      15,279     14,407
                                           ----------  ----------  ---------
    TOTAL NON-INTEREST EXPENSES                86,811      78,664     74,571
                                           ----------  ----------  ---------
    INCOME BEFORE INCOME TAXES                 29,772      31,379     22,740
Income taxes                                    9,893      10,300      7,550
                                            ---------   ----------  ---------
      NET INCOME                            $  19,879   $  21,079   $ 15,190
                                            =========   =========   ========
NET INCOME PER COMMON SHARE
    PRIMARY                                     $1.35       $1.45      $1.06
                                                =====       =====      =====
    FULLY DILUTED                               $1.32       $1.41      $1.05
                                                =====       =====      =====

AVERAGE COMMON SHARES OUTSTANDING          14,074,691  13,942,592 13,503,229
                                           ==========  ========== ==========

See accompanying Notes to Supplemental Consolidated Financial Statements

F.N.B. CORPORATION AND SUBSIDIARIES
SUPPLEMENTAL CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

Dollars in thousands, except per share data


                                                                   Net      Employee
                                          Additional           Unrealized    Stock
                       Preferred  Common   Paid-In   Retained   Securities  Ownership Treasury
                         Stock    Stock    Capital   Earnings  Gains/Losses   Plan     Stock
                       --------- -------- ---------  -------- ------------- --------- --------
BALANCE AT JANUARY
    1, 1994            $   4,582 $ 21,103 $ 66,946   $ 49,873                         ($227)
Cumulative effect of
 adoption of FAS No.115                                                   $  2,176
Net income                                             15,190
Cash dividends declared:
 Preferred stock                                         (853)
 Common stock $.23 per share
 (FNB) and $.17 per share
 (West Coast)                                          (2,563)
Purchase of common stock                                                             (1,143)
Issuance (retirement) of
  common stock                      2,339   11,449          3                         1,061
Stock dividend                        887    5,745     (6,634)
Conversion of preferred
 stock                                (19)       9         24
Obligation under ESOP plan                                                   ($141)
Change in net unrealized
 securities gains/losses                                                    (2,711)
                         -------- -------- --------- -------- ------------ ---------  ------
BALANCE AT
 DECEMBER 31, 1994          4,563  24,338    84,164   55,016         (535)    (141)    (309)
Net income                                            21,079
Cash dividends declared:
  Preferred stock                                       (849)
  Common stock $.33 per
  share (FNB) and $.20
  per share (West Coast)                              (3,489)
Purchase of common
 stock                                                                               (1,447)
Issuance (retirement) of
  common stock                         53       344                                   1,292
Stock dividend                        930     7,132   (8,067)
Conversion of preferred
  stock                       (47)   85       502
Obligation under ESOP
 plan                                                                         (248)
Change in net unrealized
  securities gains/losses                                           3,780
                         --------  ------   -------  -------   -----------  ------- --------BALANCE AT
DECEMBER 31, 1995           4,516  25,406    92,142   63,690        3,245     (389)    (464)
Net income                                            19,879
Cash dividends declared:
  Preferred stock                                       (766)
  Common stock $.60
  per share (FNB) and
  $.23 per share (West
  Coast)                                              (6,123)
Purchase of common
  stock                                                                              (3,421)
Issuance (retirement) of
  common stock                        (54)     (484)                                  2,398
Stock dividend                        860     9,195  (10,055)
Conversion of preferred
 stock                       (991)    399       592
Obligation under
 ESOP plan                                                                     389
Change in net unrealized
  securities gains/losses                                            (679)
                         -------- -------  --------  -------   ---------- --------  --------
BALANCE AT
DECEMBER 31, 1996        $  3,525 $26,611  $101,445  $66,625   $    2,566      $ 0  ($1,487)
                         ======== =======  ========  =======   ========== ========  ========

See accompanying Notes to Supplemental Consolidated Financial Statements

F.N.B. CORPORATION AND SUBSIDIARIES
SUPPLEMENTAL CONSOLIDATED STATEMENT OF CASH FLOWS

Dollars in thousands

Year Ended December 31                             1996     1995     1994
                                                 -------- -------- --------
OPERATING ACTIVITIES
Net income                                      $ 19,879  $ 21,079 $ 15,190
Adjustments to reconcile net income to net
  cash provided by operating activities:
    Depreciation and amortization                  6,022     6,374    7,169
    Provision for loan losses                      9,791     6,930    9,177
    Provision for valuation allowance on
      other real estate owned                        664       100       31
    Deferred taxes                                (1,753)     (704)  (1,601)
    Gain on securities available for sale           (825)     (493)  (1,303)
    (Gain) loss on sale of loans                    (691)     (516)       5
    Gain on sale of premises and equipment                    (243)
   Proceeds from sale of loans                    53,359    54,385   65,700
    Loans originated for sale                    (46,258)  (58,872) (98,353)
    Net change in:
      Interest receivable                          1,355    (1,690)  (1,276)
      Interest payable                               642     1,866    1,276
    Other, net                                     6,207     5,838    7,248
                                                --------  --------  -------
        Net cash flows from operating activities  48,392    34,054    3,263

INVESTING ACTIVITIES
Net change in:
  Interest bearing deposits with banks             2,519      (833)   3,322
  Federal funds sold                              50,599   (39,608)  14,305
  Loans                                         (189,703)  (97,630)(117,706)
Purchase of securities available for sale       (183,824) (129,320)(106,002)
Purchase of securities held to maturity          (41,862)  (45,264) (41,036)
Proceeds from sale of securities
  available for sale                              39,208     7,555   14,661
Proceeds from maturity of securities
  available for sale                             105,848    86,961   97,090
Proceeds from maturity of securities
  held to maturity                                41,678    76,474   69,327
Increase in premises and equipment               (11,453)   (7,054) (11,186)
                                                --------  --------  -------
      Net cash flows from investing activities  (186,990) (148,719) (77,225)

FINANCING ACTIVITIES
Net change in:
  Non-interest bearing deposits                      999    21,135   11,829
  Interest bearing deposits                      116,744   126,292   22,363
  Short-term borrowings                           38,729   (13,437)  17,533
Increase in long-term debt                        32,899     9,274   36,312
Decrease in long-term debt                       (25,504)  (15,104) (15,226)
Proceeds from the sale and issuance of stock       1,861     1,689   14,867
Purchase of treasury stock                        (3,421)   (1,447)  (1,143)
Cash dividends paid                               (6,889)   (4,343)  (3,419)
                                                --------  --------  -------
      Net cash flows from financing activities   155,418   124,059   83,116
                                                --------  --------  -------

NET INCREASE IN CASH AND CASH EQUIVALENTS         16,820     9,394    9,154
Cash and Cash Equivalents At Beginning Of Year    90,656    81,262   72,108
                                                --------- --------  -------
CASH AND CASH EQUIVALENTS AT END OF YEAR        $107,476  $ 90,656 $ 81,262
                                                ========  ======== ========

See accompanying Notes to Supplemental Consolidated Financial Statements

F.N.B. CORPORATION AND SUBSIDIARIES
NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

  The supplemental consolidated financial statements give retroactive effect to the mergers of Southwest Banks, Inc. (Southwest) and West Coast Bancorp, Inc. (West Coast) with and into F.N.B. Corporation (the Corporation). The mergers which were consummated on January 21, 1997 and April 18, 1997 resulted in the Corporation issuing a total of 2,851,907 and 1,197,128 shares of Common Stock, respectively. These transactions have been accounted for on a pooling-of-interests basis, and such financial statements are presented as if the mergers had been consummated for all the periods presented. As required by generally accepted accounting principles, the combined consolidated financial statements will become the historical consolidated financial statements upon issuance of consolidated financial statements for the quarter ended June 30, 1997.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Business:
  The Corporation is a bank holding company headquartered in Hermitage, Pennsylvania. It operates 7 banks through 64 offices and a consumer finance company through 35 offices in Pennsylvania, Ohio, Florida and New York.

Basis of Presentation:
  The supplemental consolidated financial statements include the accounts of the Corporation and its subsidiaries, including Southwest and West Coast. All significant intercompany balances and transactions have been eliminated.

Use of Estimates:
  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Securities:
  Debt securities are classified as held to maturity when management has the positive intent and ability to hold securities to maturity. Securities held to maturity are carried at amortized cost.

  Debt securities not classified as held to maturity and marketable equity securities are classified as available for sale. Securities available for sale are carried at fair value with net unrealized securities gains (losses) reported separately as a component of stockholders' equity, net of tax.

  Amortization of premiums and accretion of discounts are recorded as interest income from securities. Realized gains and losses are recorded as net securities gains (losses). The adjusted cost of specific securities sold is used to compute gains or losses on sales.

  Presently, the Corporation has no intention of establishing a trading securities classification.

Loans Held for Sale:
  Loans held for sale are recorded at the lower of aggregate cost or market value. Gain or loss on the sale of loans is included in non-interest income.


  In May of 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (FAS) No. 122, "Accounting for Mortgage Servicing Rights," an amendment of FAS No. 65. This Statement, which was adopted in 1996 on a prospective basis, allows entities originating mortgage loans for sale to recognize as an asset rights to service these loans. Additionally, the Corporation must periodically assess its capitalized mortgage servicing rights for impairment based on the fair value of those rights. The impact of this Statement did not have a material impact on the Corporation's results of operations or financial position.

Loans and the Allowance for Loan Losses:
  Loans that management has the intent and ability to hold for the foreseeable future, until maturity or payoff are reported at their outstanding principal adjusted for any charge-offs and any deferred fees or costs on originated loans.

  Interest income on loans is accrued on the principal amount outstanding.
It is the Corporation's policy to discontinue interest accruals when principal or interest is due and has remained unpaid for 90 days or more unless the loan is both well secured and in the process of collection. When a loan is placed on non-accrual status, unpaid interest credited to income in the current year is reversed and unpaid interest accrued in prior years is charged against the allowance for loan losses. Non-accrual loans may not be restored to accrual status until all delinquent principal and interest has been paid, or the loan becomes both well secured and in the process of collection. Consumer installment loans are generally charged off against the allowance for loan losses upon reaching 90 to 180 days past due, depending on the installment loan type. Loan origination fees and related costs are deferred and recognized over the life of the loans as an adjustment of yield.

  The allowance for loan losses is based on management's evaluation of potential losses in the loan portfolio, which includes an assessment of past experience, current and estimated future economic conditions, known and inherent risks in the loan portfolio, the estimated value of underlying collateral and industry standards. Additions are made to the allowance through periodic provisions charged to income and recovery of principal on loans previously charged off. Losses of principal are charged to the allowance when the loss actually occurs or when a determination is made that a loss is probable.

  On January 1, 1995, the Corporation adopted FAS No. 114, "Accounting by Creditors for Impairment of a Loan," as amended by FAS No. 118 "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures." These standards require that impaired loans be identified and measured based on the present value of expected future cash flows discounted at the loan's effective interest rate, or at the loan's observable market price or at the fair value of the collateral if the loan is collateral dependent. If the recorded investment in the loan exceeds the measure of fair value, a valuation allowance is established as a component of the allowance for loan losses. Impaired loans consist of non-homogeneous loans, which based on the evaluation of current information and events, management has determined that it is probable that the Corporation will not be able to collect all amounts due according to the contractual terms of the loan agreement. The Corporation evaluates all commercial and commercial real estate loans which have been classified for regulatory reporting purposes, including non-accrual and restructured loans, in determining impaired loans. The adoption of these accounting standards had no material impact on the Corporation's financial position or results of operations.

Premises and Equipment:
  Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed generally on the straight-line method.

Other Real Estate Owned:
  Assets acquired in settlement of indebtedness are included in other assets at the lower of fair value minus estimated costs to sell or at the carrying amount of the indebtedness. Subsequent write-downs and net direct operating expenses attributable to such assets are included in other expenses.

Amortization of Intangibles:
  Core deposit intangibles are being amortized on accelerated methods over various lives ranging from 10-17 years.

Accounting for Postretirement Benefits Other than Pensions:
  The Corporation recognizes the projected future cost of providing postretirement benefits, such as health care and life insurance, as an expense as employees render service.

Income Taxes:
  Income taxes are computed utilizing the liability method. Under this method deferred taxes are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

Per Share Amounts:
  Earnings and cash dividends per share have been adjusted for common stock dividends, including the stock dividend issued on April 23, 1997.

  Primary earnings per common share is calculated by dividing net income, adjusted for preferred stock dividends declared, by the sum of the weighted average number of shares of common stock outstanding and the number of shares of common stock which would be issued assuming the exercise of stock options and warrants during each period.

  Fully diluted earnings per common share is calculated by dividing net income, adjusted for minority interest, by the weighted average number of shares of common stock outstanding, assuming conversion of outstanding convertible preferred stock from the beginning of the year or date of issuance and the exercise of stock options and warrants. Such adjustments to net income and the weighted average number of shares of common stock outstanding are made only when such adjustments dilute earnings per common share.

  In February 1997, the Financial Accounting Standards Board issued Statement No. 128 (FAS No. 128), "Earnings per Share," which is required to be adopted on December 31, 1997. At that time, the Corporation will be required to change the method currently used to compute earnings per share and to restate all prior periods. Under the new requirements for calculating earnings per share, the dilutive effect of stock options will be excluded. The impact of FAS No. 128 on the calculations of primary and fully diluted earnings per share is immaterial for the three years in the period ended December 31, 1996.

Cash Equivalents:
  The Corporation considers cash and due from banks as cash and cash equivalents.

New Accounting Standards:
  FAS No. 125 "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities," establishes new standards for determining whether a transfer constitutes a sale and, if so, the determination of the resulting gain or loss. These standards are based on the consistent application of a financial components approach that focuses on control.
Under this approach, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered, and derecognizes liabilities when extinguished. Provisions of this Statement are effective for certain transactions entered into in 1997 and 1998. The Corporation does not anticipate this Standard will have a material effect on the Corporation's financial position or results of operations.


MERGER, ACQUISITION AND DIVESTITURE

  On June 30, 1997, the Corporation completed the sale of its subsidiary, Bucktail Bank and Trust Company (Bucktail), to Sun Bancorp, Inc. (Sun), a bank holding company headquartered in Selinsgrove, Pennsylvania. Under the sales agreement, Sun issued 565,384 shares of Sun's common stock in exchange for 100% ownership of Bucktail. The sale resulted in the Corporation recognizing an $8.0 million pre-tax gain and attaining a 14.4% ownership interest in Sun.

SECURITIES

  The amortized cost of securities and their approximate fair values are as follows:

  Securities available for sale (in thousands):

                                                 GROSS       GROSS
                                    AMORTIZED  UNREALIZED UNREALIZED   FAIR
                                      COST       GAINS      LOSSES     VALUE
December 31, 1996                   ---------  ---------- ---------- --------
U.S. Treasury and other
  U.S. Government agencies
  and corporations                  $ 261,235   $     403  $   (806)  $260,832
Mortgage-backed securities of
  U.S. Government agencies             40,642         620      (173)    41,089
Other debt securities                   2,000                   (16)     1,984
                                    ---------  ---------- ---------   --------
    TOTAL DEBT SECURITIES             303,877       1,023      (995)   303,905
Equity securities                      14,235       3,942       (14)    18,163
                                    ---------  ---------- ---------   --------
                                    $ 318,112   $   4,965    (1,009)   322,068
                                    =========  ========== =========   ========

                                                  GROSS     GROSS
                                    AMORTIZED  UNREALIZED UNREALIZED    FAIR
                                      COST        GAINS     LOSSES      VALUE
December 31, 1995                   ---------  ---------- ----------  --------
U.S. Treasury and other
  U.S. Government agencies
  and corporations                  $ 241,667   $   1,748  $  (137)   $243,278
Mortgage-backed securities of
  U.S. Government agencies             22,505         184      (87)     22,602
Other debt securities                   2,000                   (5)      1,995
                                    ---------  ----------  ---------  --------
    TOTAL DEBT SECURITIES             266,172       1,932     (229)    267,875
Equity securities                      12,347       3,304               15,651
                                    ---------  ----------  ---------  --------
                                    $ 278,519   $   5,236  $  (229)   $283,526
                                    =========  ==========  =========  =========


                                                  GROSS      GROSS
                                     AMORTIZED  UNREALIZED UNREALIZED   FAIR
                                       COST       GAINS      LOSSES     VALUE
December 31, 1994                    ---------  ---------- ----------  -------
U.S. Treasury and other
  U.S. Government agencies
  and corporations                  $ 126,227              $(2,420)   $123,807
Mortgage-backed securities of
  U.S. Government agencies              5,300   $       3     (529)      4,774
Other debt securities                   1,000                  (11)        989
                                    ----------  ---------  --------   --------
    TOTAL DEBT SECURITIES             132,527           3   (2,960)    129,570
Equity securities                      13,213       2,202      (81)     15,334
                                    ----------  ---------  --------   --------
                                    $ 145,740   $   2,205  $(3,041)   $144,904
                                    ==========  =========  ========   ========

  Securities held to maturity (in thousands):

                                                  GROSS      GROSS
                                     AMORTIZED  UNREALIZED UNREALIZED  FAIR
                                        COST      GAINS      LOSSES    VALUE
December 31, 1996                    ---------  ---------- ---------- -------
U.S. Treasury and other
 U.S. Government
 agencies and corporations          $  15,388   $     57  $     (22)   $15,423
States of the U.S. and political
  subdivisions                         55,569        147       (438)    55,278
Mortgage-backed securities of
  U.S. Government agencies            103,551         98       (712)   102,937
Other debt securities                      43                    (4)        39
                                    ----------  ---------- ---------  --------
                                    $ 174,551   $     302    (1,176)  $173,677
                                    ==========  ========== =========  ========

                                                  GROSS      GROSS
                                    AMORTIZED  UNREALIZED UNREALIZED   FAIR
                                      COST        GAINS      LOSSES    VALUE
December 31, 1995                   ---------  ---------- ----------  -------
U.S. Treasury and other
  U.S. Government agencies
  and corporations                  $  22,367   $     170  $    (37) $  22,500
States of the U.S. and political
  subdivisions                         47,505         197       (288)   47,414
Mortgage-backed securities of
  U.S. Government agencies            104,555         447       (421)  104,581
Other debt securities                      56                     (5)       51
                                    ---------   ---------- ---------  --------
                                    $ 174,483   $     814   $   (751) $174,546
                                    =========   ========== =========  ========

                                                  GROSS      GROSS
                                     AMORTIZED  UNREALIZED UNREALIZED  FAIR
                                        COST      GAINS      LOSSES    VALUE
December 31, 1994                    --------- ----------- ---------- -------
U.S. Treasury and
  other U.S. Government
  agencies and corporations         $ 175,913   $       1 $  (4,989) $170,925
States of the U.S. and political
  subdivisions                         44,805          67    (3,095)   41,777
Mortgage-backed securities of
  U.S. Government agencies             83,288           3    (5,052)   78,239
Other debt securities                      61                    (8)       53
                                    ----------  ---------- --------- --------
                                    $ 304,067   $      71  $(13,144) $290,994
                                    ==========  ========== ========= ========


  In December of 1995, the Corporation transferred $97.5 million of debt securities from the held to maturity category to the available for sale category in accordance with the implementation guidance issued on FAS No.
115. At the time of transfer, the market value of the securities totaled $97.8 million, and the unrealized gain, net of taxes, of $118,000 was recorded as an increase to stockholders' equity.

  At December 31, 1996 and 1995, respectively, securities with a carrying value of $135.9 million and $119.2 million were pledged to secure public deposits, trust deposits and for other purposes as required by law. Securities with a carrying value of $63.9 million and $40.5 million at December 31, 1996 and 1995, respectively, were pledged as collateral for other borrowings.

  As of December 31, 1996, the Corporation had not entered into any off-balance sheet derivative transactions.

  As of December 31, 1996, the amortized cost and fair value of securities, by contractual maturities, were as follows (in thousands):

                                     HELD TO MATURITY     AVAILABLE FOR SALE
                                  ----------------------  -------------------
                                   AMORTIZED      FAIR     AMORTIZED    FAIR
                                      COST        VALUE      COST      VALUE
December 31, 1996                 ----------   ---------  ---------  --------
Due in one year or less            $  12,269   $  12,276  $ 120,114  $120,304
Due from one to five years            46,926      46,594    124,915   124,393
Due from five to ten years            11,386      11,447     17,499    17,412
Due after ten years                      419         423        707       707
                                  ----------   ---------  ---------  --------
                                      71,000      70,740    263,235   262,816

Mortgage-backed securities of
 U.S. Government Agencies            103,551     102,937     40,642    41,089
Equity Securities                                            14,235    18,163
                                  ----------   ---------  ---------  --------
                                   $ 174,551   $ 173,677  $ 318,112 $ 322,068
                                  ==========   =========  =========  ========

  Maturities may differ from contractual terms because borrowers may have the right to call or prepay obligations with or without penalties. Periodic payments are received on mortgage-backed securities based on the payment patterns of the underlying collateral.

  Proceeds from sales of securities available for sale during 1996, 1995 and 1994 were $39.2 million, $7.5 million and $14.7 million, respectively. Gross gains and gross losses were realized on those sales as follows (in thousands):

                                                 1996     1995     1994
                                                ------   ------   ------
Gross gains                                     $  880   $  530   $1,351
Gross losses                                        55       37       48
                                                ------   -------  ------
                                                $  825   $  493   $1,303
                                                ======   =======  ======

LOANS

  Following is a summary of loans (in thousands):

December 31                                               1996       1995
                                                       ---------- ----------
Real estate:
 Residential                                           $ 682,600   $ 610,880
 Commercial                                              421,057     380,571
 Construction                                             41,661      36,264
Installment loans to individuals                         395,628     383,457
Commercial, financial and agricultural                   189,411     161,239
Lease financing                                           21,538       5,037
Unearned income                                          (23,763)    (27,258)
                                                       ----------   --------
                                                      $1,728,132  $1,550,190
                                                       ----------   --------

  Certain directors and executive officers of the Corporation and its significant subsidiaries, as well as associates of such persons, were loan customers during 1996. Such loans were made in the ordinary course of business under normal credit terms and do not represent more than a normal risk of collection. Following is a summary of the amount of loans in which the aggregate of the loans to any such persons exceeded $60,000 during the year (in thousands):

         Total loans at December 31, 1995              $  29,184
         New loans                                        43,308
         Repayments                                      (39,144)
         Other                                            (2,408)
                                                       ---------
         Total loans at December 31, 1996              $  30,940
                                                       =========

  Other represents the net change in loan balances resulting from changes in related parties during the year.

NON-PERFORMING ASSETS

  Following is a summary of non-performing assets (in thousands):

December 31                                1996      1995     1994
                                         --------  -------- --------
Non-accrual loans                        $  9,571  $  9,506 $ 11,244
Restructured loans                          2,146     3,075    3,157
                                         --------  -------- --------
  TOTAL NON-PERFORMING LOANS               11,717    12,581   14,401
Other real estate owned                     7,039     4,783    4,822
                                         --------  -------- --------
  TOTAL NON-PERFORMING ASSETS            $ 18,756  $ 17,364 $ 19,223
                                         ========  ======== ========

  For the years ended December 31, 1996, 1995 and 1994, income recognized on non-accrual and restructured loans was $763,000, $684,000 and $676,000, respectively. Income that would have been recognized during 1996, 1995 and 1994 on such loans if they were in accordance with their original terms was $1.4 million, $1.3 million and $1.8 million, respectively. Loans past due 90 days or more were $3.0 million, $3.9 million and $2.8 million at December 31, 1996, 1995 and 1994, respectively.

  Following is a summary of information pertaining to loans considered to be impaired under FAS 114 (in thousands):

At of For the Year Ended December 31               1996        1995
                                                 --------    --------
Impaired loans with an allocated allowance       $ 4,494      $ 7,507
Impaired loans without an allocated allowance      5,298        7,575
                                                 --------    --------
   Total impaired loans                          $ 9,792      $15,082
                                                 ========    ========
Allocated allowance on impaired loans            $ 1,451      $ 1,473
                                                 ========    ========
Portion of impaired loans on non-accrual         $ 4,751      $ 5,652
                                                 ========    ========
Average impaired loans                           $12,437      $18,119
                                                 ========    ========
Income recognized on impaired loans              $   735      $ 1,101
                                                 ========    ========

ALLOWANCE FOR LOAN LOSSES

  Following is an analysis of changes in the allowance for loan losses (in thousands):

Year Ended December 31                        1996      1995      1994
                                            --------  --------  --------
Balance at beginning of year                $ 24,250  $ 22,268  $ 17,995

Charge-offs                                   (7,760)   (6,831)   (6,755)
Recoveries                                     1,519     1,883     1,851
                                            --------  --------  --------
    NET CHARGE-OFFS                           (6,241)   (4,948)   (4,904)
Provision for loan losses                      9,791     6,930     9,177
                                            --------  --------  --------
Balance at end of year                      $ 27,800  $ 24,250  $ 22,268
                                            ========  ========  ========

PREMISES AND EQUIPMENT

  Following is a summary of premises and equipment (in thousands):

December 31                                1996      1995
                                         --------  --------
Land                                     $  8,977  $  7,968
Premises                                   43,346    35,757
Equipment                                  31,038    29,077
                                         --------  --------
                                          83,361     72,802
Accumulated depreciation                 (36,647)   (32,234)
                                         --------  --------
                                         $ 46,714   $40,568
                                         ========  ========

  Depreciation expense was $5.3 million for 1996, $4.5 million for 1995 and $4.3 million for 1994. The Corporation is in the process of constructing a new multi-story building in Hermitage, as well as three new branches in Erie and a new branch in Collier County, Florida. Construction, equipment and furnishing costs are projected to be approximately $13.2 million, of which $5.3 million has been funded as of December 31, 1996.

  The Corporation has operating leases extending to 2044 for certain land, office locations and equipment. Leases that expire are generally expected to be renewed or replaced by other leases. Rental expense was $2.6 million for 1996, $2.7 million for 1995 and $2.1 million for 1994. Total minimum rental commitments under such leases were $22.0 million at December 31, 1996. Following is a summary of future minimum lease payments for years following December 31, 1996 (in thousands):

            1997                                $1,762
            1998                                 1,504
            1999                                   996
            2000                                   757
            2001                                   647
            Later years                         16,289

DEPOSITS

  Following is a summary of deposits (in thousands):

December 31                                 1996                1995
                                         ----------         ----------
Non-interest bearing                     $  231,264         $  230,265
Savings and NOW                             851,156            755,708
Certificates of deposit and
  other time deposits                       931,468            910,172
                                         ----------         ----------
                                         $2,013,888         $1,896,145
                                         ==========         ==========

  Following is a summary of the scheduled maturities of time deposits for each of the five years following December 31, 1996 (in thousands):

            1997                              $622,703
            1998                               167,204
            1999                                59,625
            2000                                63,170
            2001                                17,620
            Later years                          1,146

  Time deposits of $100,000 or more were $173.8 million and $159.4 million at December 31, 1996 and 1995, respectively. Following is a summary of these time deposits by remaining maturity at December 31, 1996(in thousands):

                              CERTIFICATES    OTHER TIME
                               OF DEPOSIT      DEPOSITS        TOTAL
December 31, 1996             ------------    ------------  ------------
Three months or less            $53,980         $  4,151       $ 58,131
Three to six months              34,013            2,496         36,509
Six to twelve months             33,058            4,986         38,044
Over twelve months               22,588           18,523         41,111
                              ---------         --------        -------
                               $143,639          $30,156       $173,795
                              =========         ========        =======

SHORT-TERM BORROWINGS

  Following is a summary of short-term borrowings (in thousands):

December 31                                     1996         1995
                                              --------     --------
Securities sold under repurchase agreements   $ 35,471     $ 21,267
Federal funds purchased                         20,052
Other short-term borrowings                      1,506        4,872
Subordinated notes                              55,201       47,362
                                              --------     --------
                                              $112,230     $ 73,501
                                              ========     ========

  Credit facilities amounting to $25.0 million at December 31, 1996 and December 31, 1995 were maintained with various banks with rates which are at or below prime rate. The facilities and their terms are periodically reviewed by the banks and are generally subject to withdrawal at their discretion. The amount of these credit facilities which were unused amounted to $25.0 million at December 31, 1996 and $22.0 million at December 31, 1995.

  In addition, certain subsidiaries have lines of credit with the Federal Home Loan Bank, which if used would require collateralization. No amounts were used as of December 31, 1996.

LONG-TERM DEBT

  Following is a summary of long-term debt (in thousands):

December 31                                    1996          1995
                                             --------      --------
Real estate mortgages payable                $    147      $    284
Federal Home Loan Bank advances                24,042        13,106
Subordinated notes                             33,990        37,394
                                             --------      --------
                                             $ 58,179      $ 50,784
                                             ========      =========

  The Federal Home Loan Bank advances are secured by residential real estate loans and Federal Home Loan Bank Stock and are scheduled to mature in various amounts annually from 1997 through 1999. Interest rates paid on these advances range from 5.10% to 5.38%.

  Subordinated notes are unsecured and subordinated to other indebtedness of the Corporation. The subordinated notes are scheduled to mature in various amounts annually from 1997 through the year 2006. At December 31, 1996, $24.0 million of long-term subordinated debt is redeemable prior to maturity at a discount equal to three months of interest. The issuer may require the holder to give 30 days prior written notice. No sinking fund is required and none has been established to retire the debt. The weighted average interest rate on long-term subordinated debt was 7.69% at December 31, 1996 and 7.79% at December 31, 1995.

  Scheduled annual maturities for all of the long-term debt for each of the five years following December 31, 1996 are as follows (in thousands):

               1997                         $24,284
               1998                           4,607
               1999                          12,042
               2000                           1,932
               2001                             963
               Later years                   14,351

COMMITMENTS AND CREDIT RISK

  The Corporation has commitments to extend credit and standby letters of credit which involve certain elements of credit risk in excess of the amount stated in the consolidated balance sheet. The Corporation's exposure to credit loss in the event of non-performance by the customer is represented by the contractual amount of those instruments. Consistent credit policies are used by the Corporation for both on- and off-balance sheet items.

  Following is a summary of off-balance sheet credit risk information (in thousands):

December 31                                          1996      1995
                                                  --------  --------
Commitments to extend credit                      $278,310  $226,459
Standby letters of credit                           14,059    11,638


  At December 31, 1996, funding of approximately 75% of the commitments to extend credit is dependent on the financial condition of the customer. The Corporation has the ability to withdraw such commitments at its discretion. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Based on management's credit evaluation of the customer, collateral may be deemed necessary. Collateral requirements vary and may include accounts receivable, inventory, property, plant and equipment and income-producing commercial properties.

  Standby letters of credit are conditional commitments issued by the Corporation which may require payment at a future date. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers.

STOCKHOLDERS' EQUITY

  Series A - Cumulative Convertible Preferred Stock (Series A Preferred) was created for the purpose of acquiring Reeves Bank. Holders of Series A Preferred are entitled to 5.4 votes for each share held. The holders do not have cumulative voting rights in the election of directors. Dividends are cumulative from the date of issue and are payable at $.42 per share each quarter. Series A Preferred is convertible at the option of the holder into shares of the Corporation's common stock having a market value of $25.00 at time of conversion. The Corporation has the right to require the conversion of the balance of all outstanding shares at the conversion rate. During 1996, 1,250 shares of Series A Preferred were converted to 1,336 shares of common stock. At December 31, 1996, 27,101 shares of common stock were reserved by the Corporation for the conversion of the remaining 23,588 outstanding shares.

  Series B - Cumulative Convertible Preferred Stock (Series B Preferred) was issued during 1992 for the purpose of raising capital for the Erie acquisition. Holders of Series B Preferred have no voting rights. Dividends are cumulative from the date of issue and are payable at $.46875 per share each quarter. Series B Preferred has a stated value of $25.00 per share and is convertible at the option of the holder at any time into shares of the Corporation's common stock at a price of $11.64 per share. The Corporation has the right to require the redemption of the balance of all outstanding shares at the conversion rate. During 1996, 97,857 shares of Series B Preferred were converted to 197,792 shares of common stock. At December 31, 1996, 706,424 shares of common stock were reserved by the Corporation for the conversion of the remaining 328,943 outstanding shares.

STOCK INCENTIVE PLANS

  The Corporation has available up to 913,962 shares of common stock to be issued under the restricted stock and incentive bonus and restricted stock bonus plans to key employees of the Corporation. All shares of stock awarded under these plans vest in equal installments over a five year period on each anniversary of the date of grant. At December 31, 1996, 2,102 shares were vested under these plans. Participants have full voting rights on all shares regardless of vesting unless forfeited. The shares of stock awarded under the plan are held in the participants name and are enrolled in the Voluntary Dividend Reinvestment and Stock Purchase Plan. During 1996, the Corporation awarded 1,470 shares, 20% of which become vested in January 1997.

  The Corporation has available up to 2,036,464 shares of common stock to be issued under stock option plans to key employees of the Corporation. The options vest in equal installments over a five-year period. The options are granted at a price equal to the fair market value at the date of the grant and are exercisable within ten years from the date of the grant. The Corporation has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB No. 25), and related interpretations in accounting for its employee stock options. Under APB No. 25, because the exercise price of the Corporation's stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

  Pro forma information regarding net income and earnings per share is required by FAS No. 123, "Accounting for Stock-Based Compensation." FAS No. 123 also requires that the pro forma information be determined using the fair value method as if the Corporation had accounted for its employee stock options granted subsequent to December 31, 1994. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted average assumptions for 1996 and 1995: risk-free interest rates of 5.63% and 7.65%, respectively; dividend yield of 3.00%; volatility factor of the expected market price of the Corporation's common stock of .19%; and a weighted average expected life of the option of 7.5 years.

  The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferrable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Corporation's employee stock options have characteristics significantly different from those of traded options, and changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

  For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period of five years. Because FAS No. 123 is applicable only to options granted subsequent to December 31, 1994, its pro forma effect will not be fully reflected until 1997.

  Following is the pro forma information (in thousands, except per share data):

Year Ended December 31                             1996        1995
                                                ----------  ----------
Pro forma net income                              $ 19,718   $ 21,017
                                                  ========    ========
Pro forma net income per common share:
  Primary                                            $1.34       $1.44
                                                     =====       =====
  Fully diluted                                      $1.31       $1.41
                                                     =====       =====

  At December 31, 1996, options for 333,693 of common stock were exercisable at prices ranging from $6.57 to $17.15 per share.

  Activity in the Option Plan during the past three years was as follows:

                                           1996        1995      1994
                                         -------     -------    -------
Outstanding, beginning of year           699,929     593,756    468,420
  Granted during the year                177,447     126,026    145,529
  Exercised during the year (at prices
  ranging from $6.57 to $17.15
  per share)                              (7,085)     (4,320)    (3,753)
  Forfeited during the year               (6,600)    (15,533)   (16,440)
                                         -------     -------    -------
Ending balance                           863,691     699,929    593,756
                                         =======     =======    =======

  The Corporation has granted warrants to purchase one share of common stock (at an exercise price of $6.57 or $10.57 per share). Such warrants are exercisable and will expire on June 19, 2001 or December 17, 2003. The Corporation has reserved 209,865 shares of common stock for issuance in connection with these warrants.

RETIREMENT PLANS

  Certain of the Corporation's subsidiaries have defined benefit retirement plans covering substantially all of their employees. The expense associated with these plans was $2.0 million in 1996, $1.7 million in 1995 and $1.6 million in 1994.

  The defined benefit plans provide benefits based on years of credited service and compensation (as defined), subject to ERISA limitations. Contributions to the tax-qualified plans are made in amounts not less than the minimum-required contribution under ERISA nor more than the maximum-deductible contribution under the Internal Revenue Code.

  Following is the estimated funded status (in thousands):

December 31                            1996                     1995
                           -------------------------------------------------
                                   Plans Whose     Plans Whose    Plans Whose   Plans Whose
                                  Assets Exceed    Accumulated   Assets Exceed  Accumulated
                                   Accumulated      Benefits      Accumulated     Benefits
                                    Benefits      Exceed Assets    Benefits     Exceed Assets
                                  -------------   -------------  -------------  -------------
Actuarial present value of:
  Vested benefit obligation          $ 13,841     $  2,770       $ 13,406       $2,439
                                     ========     ========       ========       ======
  Accumulated benefit obligation     $ 14,150     $  3,635       $ 13,625       $3,169
                                     ========     ========       ========       ======
  Projected benefit obligation
  for services rendered to date      $(17,472)   $ (4,160)       $(17,114)    $(3,720)
Plan assets at fair value,
  primarily U.S.Government
  securities and common stocks         20,238                      17,881
                                     --------    ---------       --------      -------
Plan assets in excess of or (less
  than) projected benefit obligation    2,766      (4,160)            767       (3,720)
Unrecognized net (gain) loss           (1,832)        (63)             21          (33)
Unrecognized net obligation                52                          58
Unrecognized prior service cost           146       1,911             162        2,158
                                     --------    ---------       --------     --------
Prepaid (accrued) pension costs      $  1,132     $(2,312)       $  1,008     $ (1,568)
                                     ========    =========       ========     ========


  The pension expense for the defined benefit plans included the following components (in thousands):

Year Ended December 31                      1996      1995        1994
                                           -------   -------     ------
Service costs - benefits earned
   during the period                       $ 1,244   $   854     $1,072
Interest cost on projected benefit
   obligation                                1,525     1,375      1,237
Actual return on plan assets                (2,026)   (3,014)       330
Net amortization                               894     2,115     (1,293)
                                           -------   -------     ------
Net pension expense                        $ 1,637   $ 1,330     $1,346
                                           =======   =======     ======

Assumptions as of December 31                1996       1995      1994
                                           -------   -------     ------
Weighted average discount rate                7.5%      7.0%       8.5%
Rates of increase in compensation levels      4.0%      4.0%       4.0%
Expected long-term rate of return on assets   8.0%      8.0%       8.0%

  At December 31, 1996 and 1995, respectively, plan assets include $965,000 and $745,000 of the Corporation's common stock and $184,000 and $193,000 of the Corporation's subordinated debt.

  Certain subsidiaries of the Corporation participate in a qualified 401(k) defined contribution plan for the full-time employees of the subsidiary. A percentage of employees' contributions to the plan are matched by the Corporation. The Corporation's contribution expense amounted to $404,000 in 1996, $380,000 in 1995 and $327,000 in 1994.

  The remaining subsidiaries of the Corporation participate in a Salary Savings ESOP Plan, under which eligible employees may contribute a percentage of their salary. The Corporation matches 50 percent of an eligible employee's contribution on the first 6 percent that the employee defers, and may make a discretionary contribution payable either in cash or the Corporation's common stock based upon the Corporation's profitability and approval of the Board of Directors. Employees are generally eligible to participate upon completing one year of service and having attained age 21. Employer contributions become 20 percent vested when an employee has completed two years of service, and vest at a rate of 20 percent per year thereafter. The Corporation recognized expense of $384,000 in 1996, $298,000 in 1995 and $189,000 in 1994 related to the Salary Savings ESOP Plan.

POSTRETIREMENT PLANS

  In addition to the Corporation's retirement plans, the Corporation has various unfunded postretirement plans which provide medical benefits and life insurance benefits to its retirees. The postretirement health care plans vary, the most stringent of which are contributory and contain other cost-sharing features such as deductibles and co-insurance. The life insurance plans are noncontributory.

  The amounts recognized in the Corporation's consolidated financial statements are as follows (in thousands):

Year Ended December 31                               1996     1995
                                                   -------- --------
Accumulated postretirement benefit obligation:
  Current retirees                                 $    79  $   186
  Fully eligible actives                                49       50
  Other actives                                        688      594
                                                   -------  -------
Total Accumulated Postretirement
  Benefit Obligation                                   816      830
Unrecognized net transition obligation                (612)    (760)
Unrecognized net gain                                  233      255
Unrecognized prior service cost                         (7)      (9)
                                                   -------  -------
Accrued postretirement benefit liability           $   430  $   316
                                                   =======  =======

  Net periodic postretirement benefit cost included the following components (in thousands):

Year Ended December 31                            1996      1995      1994
                                                -------   -------   -------
Service cost                                    $    66   $    60   $    75
Interest cost                                        54        68        73
Amortization of transition obligation                30        38        49
                                                -------   -------   -------
Net periodic postretirement benefit cost        $   150   $   166   $   197
                                                =======   =======   =======

  A 6.50 % annual rate of increase in the per capita costs of covered health care benefits is assumed for 1997, gradually decreasing to 5.25 % by the year 2001. Increasing the assumed health care cost trend rates by one percentage point in each year would increase the accumulated postretirement benefit obligation as of December 31, 1996 by $77,000 and increase the aggregate of the service and interest cost component of net periodic postretirement benefit cost for 1996 by $14,000. A discount rate of 7.50 % was used to determine the accumulated postretirement benefit obligation.

RECAPITALIZATION OF SAVINGS ASSOCIATION INSURANCE FUND

  On September 30, 1996, the Deposit Insurance Funds Act of 1996 was signed into law and included a provision to recapitalize the Savings Association Insurance Fund (SAIF). The legislation required a one-time assessment on all deposits insured by the SAIF, including those held be chartered commercial banks as a result of previous acquisitions. The one-time assessment paid by the Corporation totaled $2.8 million, or $.19 per share. The legislation also included provisions that will result in a reduction in future annual deposit insurance costs.

INCOME TAXES

  Income tax expense consists of the following (in thousands):

Year Ended December 31                        1996      1995      1994
                                            -------    -------   -------
Current income taxes:
  Federal taxes                             $11,339    $10,572   $ 8,849
  State taxes                                   308        428       302
                                            -------    -------   -------
                                             11,647     11,000     9,151
Deferred income taxes:
  Federal taxes                              (1,648)      (688)   (1,586)
  State taxes                                  (106)       (12)      (15)
                                            -------    -------   -------
                                            $ 9,893    $10,300   $ 7,550
                                            =======    =======   =======

  The tax effects of temporary differences that give rise to deferred tax assets liabilities are presented below (in thousands):

December 31                                     1996           1995
                                              -------        --------
Deferred tax assets:
  Allowance for loan losses                   $ 8,609        $ 7,535
  Deferred compensation                           936            860
  Deferred benefits                               634            386
  Loan fees                                       247            236
  Other                                         1,061            603
                                              -------        -------
    TOTAL GROSS DEFERRED TAX ASSETS            11,487          9,620
                                              -------        -------
Deferred tax liabilities:
  Depreciation                                   (752)          (930)
  Dealer reserve participation                                  (957)
  Unrealized gains on securities available
  for sale                                     (2,112)        (2,117)
  Leasing                                      (1,915)          (285)
  Other                                          (719)        (1,100)
                                              -------        -------
    TOTAL GROSS DEFERRED TAX LIABILITIES       (5,498)        (5,389)
                                              -------        -------
    NET DEFERRED TAX ASSETS                   $ 5,989        $ 4,231
                                              =======        =======

  Following is a reconciliation between tax expense using federal statutory tax and actual effective tax:

Year Ended December 31                        1996       1995       1994
                                             ------     ------     ------
Federal statutory tax                         35.0%      35.0%      35.0%
Effect of nontaxable interest and
  dividend income                             (4.5)      (4.3)      (6.0)
State taxes                                     .6         .8         .8
Goodwill                                        .3         .4         .6
Merger related costs                           2.4
Other items                                    (.6)        .9        2.8
                                             ------     ------     ------
Actual effective taxes                        33.2%      32.8%      33.2%
                                             ======     ======     ======

  Included in loan income is interest on tax-free loans of $2.1 million, $2.4 million and $2.5 million for 1996, 1995 and 1994, respectively. The related income tax expense on securities gains amounting to $289,000, $173,000 and $456,000 for 1996, 1995 and 1994, respectively, is included in income taxes.

CASH FLOW INFORMATION

  Following is a summary of supplemental cash flow information (in thousands):

Year Ended December 31                         1996      1995      1994
                                            --------  --------   --------
Cash paid during year for:
  Interest                                  $ 76,974  $ 72,888   $ 58,619
  Income taxes                                 9,601    10,706      8,334

Non-cash Investing and
  Financing Activities:
    Acquisition of real estate in
      settlement of loans                   $  6,319  $  3,187   $  3,749
    Loans granted in the sale of
    other real estate                            319       321      1,267
    Transfers and reclassifications of
    investment securities to securities
    available for sale                                  97,483     17,257
    Loans reclassified from held for sale                         119,858

REGULATORY MATTERS

  The Corporation and its banking subsidiaries are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Corporation's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Corporation and its banking subsidiaries must meet specific capital guidelines that involve quantitative measures of assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Corporation's and banking subsidiaries' capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

  Quantitative measures established by regulators to ensure capital adequacy require the Corporation and its banking subsidiaries to maintain minimum amounts and ratios of total and tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined) and of tier 1 capital to average assets (as defined). Management believes, as of December 31, 1996, that the Corporation and each of its banking subsidiaries meet all capital adequacy requirements to which they are subject.

  Capital ratios as of December 31, 1996 for the Corporation and its significant subsidiary, First National Bank of Pennsylvania, are as follows (dollars in thousands):



                                                                     To Be well
                                                                    Capitalized Under
                                                   For Capital      Prompt Corrective
                                    Actual      Adequacy Purposes   Action  Provisions
                               ---------------  -----------------  ------------------
                                AMOUNT   RATIO    AMOUNT   RATIO     AMOUNT   RATIO
                               --------- -----  --------- -------  --------- --------
F.N.B. CORPORATION:
  Total Capital                $225,762  13.0%  $139,242  8.0%     $174,053  10.0%
    (to risk-
     weighted assets)
  Tier 1 Capital                194,753  11.2     69,621  4.0       104,432   6.0
    (to risk-
     weighted assets)
  Tier 1 Capital                194,753   8.2     95,529  4.0       119,411   5.0
    (to average assets)

FIRST NATIONAL BANK OF
  PENNSYLVANIA:
  Total Capital                $ 88,259  12.0%  $ 58,668  8.0%     $ 73,335  10.0%
    (to risk-
     weighted assets)
  Tier 1 Capital                 79,059  10.8     29,334  4.0        44,001   6.0
    (to risk-
     weighted assets)
  Tier 1 Capital                 79,059   7.8     50,904  4.0        50,904   5.0
    (to average assets)

  As of December 31, 1996, the Corporation and each of its banking subsidiaries have been categorized by the various regulators as "well capitalized" under the regulatory framework for prompt corrective action.

  The Corporation's banking subsidiaries were required to maintain aggregate reserves amounting to $20.0 million at December 31, 1996 to satisfy federal regulatory requirements. The Corporation also maintains deposits for various services such as check clearing.

  Certain limitations exist under applicable law and regulations by regulatory agencies regarding dividend payments to a parent by its subsidiaries. As of December 31, 1996, the subsidiaries had $26.3 million of retained earnings available for distribution as dividends without prior regulatory approval.

  Under current Federal Reserve regulations, the Corporation's banking subsidiaries are limited in the amount they may lend to non-bank affiliates, including the Corporation. Such loans must be secured by specified collateral. In addition, any such loans to a single non-bank affiliate may not exceed 10% of any banking subsidiary's capital and surplus and the aggregate of loans to all such affiliates may not exceed 20%. The maximum amount that may be borrowed by the parent company under these provisions approximated $36.0 million at December 31, 1996.

PARENT COMPANY FINANCIAL STATEMENTS

  Below is condensed financial information of F.N.B. Corporation (parent company only). In this information, the parent's investments in subsidiaries are stated at cost plus equity in undistributed earnings of subsidiaries since acquisition. This information should be read in conjunction with the supplemental consolidated financial statements.

BALANCE SHEET (IN THOUSANDS):
December 31                                   1996      1995
                                           ---------  ---------
ASSETS
Cash                                        $    19    $     16
Short-term investments                        4,457       2,928
Advances to subsidiaries                     81,099      76,849
Receivables                                   5,162       4,761
Securities available for sale                 7,191       6,720
Investment in bank subsidiaries             180,048     167,851
Investment in non-bank subsidiaries          14,715      20,869
                                           --------    --------
                                           $292,691    $279,994
                                           ========    ========
LIABILITIES
Other liabilities                          $  4,215    $  4,092
Short-term borrowings                        55,201      50,362
Long-term debt                               33,990      37,394
                                           --------    --------
  TOTAL LIABILITIES                          93,406      91,848
                                           --------    --------
STOCKHOLDERS' EQUITY                        199,285     188,146
                                           --------    --------
  TOTAL                                    $292,691    $279,994
                                           ========    ========

INCOME STATEMENT (IN THOUSANDS)
Year Ended December 31                        1996       1995      1994
                                            -------    -------   --------
INCOME
Dividend income from subsidiaries:
  Bank                                      $11,778    $ 8,942   $ 6,849
  Non-bank                                    2,501      3,706     3,596
                                            -------    -------   -------
                                             14,279     12,648    10,445
Gain on sale of securities                      850        512     1,287
Interest income                               5,394      4,924     4,062
Other income                                    254        206       190
                                            -------    -------   -------
  TOTAL INCOME                               20,777     18,290    15,984
                                            -------    -------   -------

EXPENSES
Interest expense                              5,920      5,972     5,465
Service fees                                    617        609       559
Other expenses                                2,076      1,297     1,239
                                            -------    -------   -------
  TOTAL EXPENSES                              8,613      7,878     7,263
                                            -------    -------   -------

INCOME BEFORE TAXES AND
  EQUITY IN UNDISTRIBUTED INCOME
  OF SUBSIDIARIES                            12,164     10,412     8,721
Income tax credit                               618        700       430
                                            -------    -------   -------
                                             12,782     11,112     9,151
                                            -------    -------   -------
Equity in undistributed income
  of subsidiaries:
    Bank                                      6,064      8,968     5,871
    Non-bank                                  1,033        999       168
                                            -------    -------   -------
                                              7,097      9,967     6,039
                                            -------    -------   -------
NET INCOME                                  $19,879    $21,079   $15,190
                                            =======    =======   =======

STATEMENT OF CASH FLOWS (IN THOUSANDS)
Year Ended December 31                         1996      1995       1994
                                            --------  ---------  ---------
OPERATING ACTIVITIES
Net income                                  $ 19,879  $ 21,079   $ 15,190
Adjustments to reconcile net income to net
 cash provided by operating activities:
    Gain on sale of securities                  (850)     (512)    (1,287)
    Undistributed earnings of subsidiaries    (7,097)   (9,967)    (6,039)
    Other, net                                (2,030)     (882)    (1,417)
                                            --------   --------   --------
     Net cash flows from operating
      activities                               9,902     9,718      6,447

INVESTING ACTIVITIES
Purchase of securities                          (235)     (383)      (400)
Proceeds from sale of securities               1,244       922      2,346
Advances from (to) subsidiaries               (4,250)   (6,107)    (4,779)
Investment in subsidiaries                       356       737    (16,278)
                                            --------   -------    -------
    Net cash flows from investing
     activities                               (2,885)   (4,831)   (19,111)

FINANCING ACTIVITIES
Net decrease in due to non-bank subsidiary                         (4,295)
Net decrease in short-term borrowings          4,839    (1,723)    (1,210)
Decrease in long-term debt                   (12,303)   (5,334)    (7,400)
Increase in long-term debt                     8,899     6,274     15,275
Purchase of common stock                      (3,421)   (1,447)    (1,143)
Sale of common stock                           1,861     1,689     14,867
Cash dividends paid                           (6,889)   (4,343)    (3,419)
                                             -------    ------    -------
    Net cash flows from financing activities  (7,014)   (4,884)    12,675
                                             -------    ------    -------
NET INCREASE IN CASH                               3         3         11
Cash at beginning of year                         16        13          2
                                             -------    ------    -------
CASH AT END OF YEAR                          $    19    $   16    $    13
                                             =======    ======    =======

CASH PAID
Interest                                     $ 6,251   $ 5,009    $  4,433
Income taxes                                                            39

  Subordinated notes, included within short-term borrowings and long-term debt, are unsecured and subordinated to other indebtedness of the Corporation. At December 31, 1996, $79.1 million principal amount of such notes was redeemable prior to maturity by the holder at a discount equal to one month of interest on short-term notes or three months of interest on long-term notes. The issuer may require the holder to give 30 days prior written notice. No sinking fund has been established to retire the notes. The weighted average interest rate was 6.25% at December 31, 1996 and 6.63% at December 31, 1995. The subordinated notes are scheduled to mature in various amounts annually from 1997 through the year 2006.

  Following is a summary of the combined aggregate scheduled annual maturities for each year following December 31, 1996 (in thousands):

                          1997            $64,387
                          1998              4,583
                          1999              3,018
                          2000              1,917
                          2001                948
                          Later years      14,338

FAIR VALUE OF FINANCIAL INSTRUMENTS

  The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

Cash and Due from Banks:
  For these short-term instruments, the carrying amount is a reasonable estimate of fair value.

Securities:
  For both securities available for sale and securities held to maturity, fair value equals quoted market price, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

Loans:
  The fair value of fixed rate loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. The fair value of adjustable rate loans approximate the carrying amount, as these loans reprice periodically at current market rates.

Deposits:
  The fair value of demand deposits, savings accounts and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity deposits is estimated by discounting future cash flows using rates currently offered for deposits of similar remaining maturities. The fair value estimates do not include the benefits that result from low-cost funding provided by the deposit liabilities compared to the cost of alternate sources of funds.

Short-Term Borrowings:
  The carrying amounts for short-term borrowings approximate fair value for amounts that mature in 90 days or less. The fair value of subordinated notes is estimated by discounting future cash flows using rates currently offered.

Long-Term Debt:
  The fair value of long-term debt is estimated by discounting future cash flows based on the market prices for the same or similar issues or on the current rates offered to the Corporation for debt of the same remaining maturities.

  The estimated fair values of the Corporation's financial instruments are as follows (in thousands):

                                       1996                  1995
                              ---------------------  ----------------------
                               CARRYING     FAIR       CARRYING     FAIR
                                AMOUNT      VALUE       AMOUNT      VALUE
                              ----------  ---------- ----------  ----------
FINANCIAL ASSETS
Cash and short-term
   investments                $  115,235  $  115,235 $  151,533  $  151,533
Securities available
   for sale                      322,068     322,068    283,526     283,526
Securities held to maturity      174,551     173,677    174,483     174,546
Net loans                      1,709,942   1,736,612  1,525,940   1,548,873

FINANCIAL LIABILITIES
Deposits                      $2,013,888  $2,020,398 $1,896,145  $1,901,764
Short-term borrowings            112,230     112,230     73,501      73,501
Long-term debt                    58,179      58,901     50,784      50,504

F.N.B. CORPORATION AND SUBSIDIARIES
SUPPLEMENTAL SELECTED FINANCIAL DATA (DOLLARS IN THOUSANDS, EXCEPT PER SHARE
DATA)

YEAR ENDED DECEMBER 31 *   1996      1995      1994       1993       1992
                       ---------- ---------- ---------- ---------- ----------
Total interest income    183,583 $  172,512 $  149,275 $  144,251 $  141,844
Total interest expense    77,616     74,754     59,895     62,858     69,798
Net interest income      105,967     97,758     89,380     81,393     72,046
Provision for loan losses  9,791      6,930      9,177      9,863     15,796
Total non-interest income 20,407     19,215     17,108     18,488     15,197
Total non-interest
  expenses                86,811     78,664     74,571     72,216     59,832
Net income                19,879     21,079     15,190     12,219      8,310
Net income, excluding
  non-recurring items     23,746

AT YEAR-END
Total assets          $2,418,407 $2,238,525 $2,087,816  $1,982,920 $1,935,643
Deposits               2,013,888  1,896,145  1,748,718   1,714,527  1,694,527
Net loans              1,700,332  1,525,940  1,437,809   1,209,018  1,156,577
Long-term debt            58,179     50,784     56,614      32,528     33,198
Preferred stock            3,525      4,516      4,563       4,582      4,605
Total stockholders'
   equity                199,285    188,146    167,096     142,277    125,869


PER COMMON SHARE *
Net income
  Primary                 $ 1.35     $ 1.45     $ 1.06       $ .93      $ .68
  Fully diluted             1.32       1.41       1.05         .93        .68
Net income, excluding non-
 recurring items
  Primary                   1.62
  Fully diluted             1.58
Cash dividends (FNB)         .60        .33        .24         .23        .21
Cash dividends (West Coast)  .23        .20        .17         .08
Book value                 13.70      12.65      11.42       10.45       9.82

RATIOS *
Return on average assets     .86%       .98%       .75%        .63%      .49%
Return on average assets,
 excluding non-recurring
   items                    1.03
Return on average equity   10.19      11.85       9.53       9.00        6.97
Return on average equity,
 excluding non-recurring
   items                   12.17
Dividends payout ratio     32.04      17.25      17.88      20.27       25.96
Average equity to
 average assets             8.47       8.23       7.83       7.00        7.03


* Non-recurring items include a one-time assessment of $1.8 million legislated by Congress to recapitalize the Savings Association Insurance Fund and merger related costs of approximately $2.1 million, each on an after-tax basis.

F.N.B. CORPORATION AND SUBSIDIARIES
SUPPLEMENTAL QUARTERLY EARNINGS SUMMARY (Dollars in thousands, except per share data)

QUARTER ENDED 1996               MAR. 31    JUNE 30    SEPT. 30   DEC. 31
                                ---------  ---------  ---------- ---------
Total interest income            $45,146    $45,474    $45,789    $47,174
Total interest expense            19,299     18,973     19,298     20,046
Net interest income               25,847     26,501     26,491     27,128
Provision for loan losses          1,727      1,940      1,850      4,274
Total non-interest income          5,128      5,001      5,430      4,848
Total non-interest expenses       20,436     20,503     23,313     22,559
Net income                         6,076      6,158      4,675      2,970
Net income, excluding
   non-recurring items                                   6,602      4,910

PER COMMON SHARE
Net income
  Primary                           $.42       $.42       $.32       $.20
  Fully-diluted                      .41        .41        .31        .19
Net income, excluding
  non-recurring items
  Primary                                                  .46        .32
Fully-diluted                                              .44        .32
Cash dividends (FNB)                 .15        .15        .15        .15
Cash dividends (West Coast)          .05        .06        .06        .06

QUARTER ENDED 1995                MAR. 31    JUNE 30    SEPT. 30   DEC. 31
                                 ---------  ---------  ---------- ---------
Total interest income             $40,667    $42,840     $44,538   $44,467
Total interest expense             17,150     18,752      19,589    19,263
Net interest income                23,517     24,088      24,949    25,204
Provision for loan losses           1,749      1,637       1,668     1,876
Total non-interest income           4,240      5,215       4,643     5,117
Total non-interest expenses        19,423     20,148      19,365    19,728
Net income                          4,466      4,994       5,770     5,850

PER COMMON SHARE
Net income
  Primary                            $.31       $.34        $.40      $.40
  Fully-diluted                       .30        .33         .39       .39
Cash dividends (FNB)                  .06        .06         .09       .12
Cash dividends (West Coast)           .05        .05         .05       .05

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  This financial review summarizes the combined financial condition and results of operations giving retroactive effect to the mergers of Southwest Banks, Inc.(Southwest) and West Coast Bancorp, Inc. (West Coast) with and into F.N.B. Corporation (the Corporation), and is intended to be read in conjunction with the Supplemental Consolidated Financial Statements and accompanying Notes to those statements. The merger of the Corporation and Southwest was consummated on January 21, 1997, and has been accounted for on a pooling-of-interests basis. The Corporation issued 2,851,907 shares of common stock in exchange for all of the outstanding common stock of Southwest. The merger of the Corporation and West Coast was consummated on April 18,1997, and has been accounted for on a pooling-of-interests basis. The Corporation issued 1,197,128 shares of common stock in exchange for all of the outstanding common stock of West Coast. This financial review is presented as if the mergers had been consummated for all periods presented.

RESULTS OF OPERATIONS

  Net income decreased 5.7% from $21.1 million in 1995 to $19.9 million in 1996. Primary earnings per share was $1.35 and $1.45 for 1996 and 1995, while fully diluted earnings per share were $1.32 and $1.41, respectively, for those same periods. These results include a special one-time assessment to recapitalize the Savings Association Insurance Fund (SAIF) of $2.8 million and merger related costs of $2.1 million. Excluding these items, net income would have been $23.7 million, a 12.3% increase over 1995, and primary and fully diluted earnings per share would have been $1.62 and $1.58, respectively. Net interest income increased by 8.4% as net average interest earning assets increased by $19.2 million. These factors are further detailed in the discussion which follows.

  Common comparative ratios for results of operations include the return on average assets and the return on average equity. The Corporation's return on average assets was .86% for 1996 compared to .98% for 1995, while the Corporation's return on average equity was 10.19% for 1996 compared to 11.72% for 1995. Excluding the SAIF assessment and merger related costs, the Corporation had a return on average assets of 1.03% and a return on average equity of 12.09%.

NET INTEREST INCOME

  The following table provides information regarding the average balances and yields and rates on interest earning assets and interest bearing liabilities (dollars in thousands):

Year Ended
December 31,             1996                       1995                      1994
                -------------------------- ------------------------ ------------------------
                 AVERAGE           YIELD    AVERAGE           YIELD  AVERAGE           YIELD
                 BALANCE  INTEREST /RATE    BALANCE  INTEREST /RATE  BALANCE  INTEREST /RATE
ASSETS          -------------------------- ------------------------ ------------------------
Interest earning
 assets:
Interest bearing
 deposits with
 banks          $  5,379  $   294  5.47%   $  4,971  $   313  6.30%  $  6,796  $   245  3.61%
Federal
 funds
 sold             37,795    1,975  5.23      39,901    2,318  5.81     28,374    1,122  3.95
Taxable
 investment
 securities (1)  387,955   22,994  5.93     397,699   22,496  5.66    418,348   21,702  5.19
Non-taxable
 investment
 securities       68,068    4,198  6.17      57,806    3,711  6.42     57,104    3,524  6.17
Loans (2)(3)   1,651,321  156,265  9.46   1,519,084  145,920  9.61  1,390,620  125,053  8.99
               --------- --------         --------- --------        --------- --------
 Total
 interest
 earning
 assets        2,150,518  185,726  8.64   2,019,461  174,758  8.65  1,901,242  151,646  7.98
               --------- --------         ---------  -------        ---------  -------
Cash and
 due from
 banks            80,133                     75,574                    69,753
Allowance
 for loan
 losses          (25,239)                   (23,523)                  (21,091)
Premises and
 equipment        43,380                     39,364                    34,339
Other assets      55,388                     49,093                    51,121
              ----------                 ----------                ----------
              $2,304,180                 $2,159,969                $2,035,364
              ==========                 ==========                ==========

LIABILITIES
Interest bearing
 liabilities:
Deposits:
  Interest
   bearing
   demand     $  324,525    6,149  1.89  $  280,613   6,762  2.41   $ 256,025    5,647  2.21
  Savings        475,136   13,273  2.79     468,128  11,965  2.56     546,856   13,605  2.49
  Other time     915,514   50,025  5.46     857,124  47,401  5.53     728,614   33,736  4.63
Short-term
 borrowings       86,514    3,785  4.38      94,049   5,368  5.71      84,032    4,038  4.81
Long-term
 debt             49,977    4,384  8.77      39,856   3,258  8.17      33,000    2,869  8.69
              ----------  -------         ---------  ------          --------   ------
 Total
 interest
 bearing
 liabilities   1,851,666   77,616  4.19   1,739,770  74,754  4.30   1,648,527   59,895  3.63
Non-interest
 bearing
 demand
 deposits        216,497                    210,070                   196,891
Other
 liabilities      40,908                     32,259                    30,071
               ---------                  ---------                 ---------
               2,109,071                  1,982,099                 1,875,489
               ---------                  ---------                 ---------
MINORITY
 INTEREST                                                                 528
                                                                    ---------
STOCKHOLDERS'
 EQUITY          195,109                    177,870                   159,347
              ----------                 ----------                ----------
              $2,304,180                 $2,159,969                $2,035,364
              ==========                 ==========                ==========
Excess of
 interest
 earning
 assets
 over
 interest
 bearing
 liabilities  $  298,852                 $  279,691                $  252,715
              ==========                 ==========                ==========

Net interest
 income                  $108,110                    $100,004                 $ 91,751
                         ========                    ========                 ========
Net interest
 spread                            4.45%                      4.35%                    4.35%
                                   =====                      =====                    =====
Net interest
 margin (4)                        5.03%                      4.95%                    4.83%
                                   =====                      =====                    =====

(1) The average balances and yields earned on securities are based on historical cost.

(2) The amounts are reflected on a fully taxable equivalent basis using the federal statutory tax rate of 35%, adjusted for certain federal tax preferences.

(3) Average outstanding includes non-accrual loans. Loans consist of average total loans less average unearned income. The amount of loan fees included in interest income on loans is immaterial.

(4) Net interest margin is calculated by dividing the difference between total interest earned and total interest paid by total interest earning assets.

  Net interest income, the Corporation's primary source of earnings, is the amount by which interest and fees generated by earning assets, primarily loans and securities, exceed interest expense on deposits and borrowed funds. Net interest income, on a fully taxable equivalent basis, totaled $108.1 million in 1996 versus $100.0 million in 1995. Net interest income consisted of interest income of $185.7 million and interest expense of $77.6 million in 1996, compared to $174.8 million and $74.8 million for each, respectively, in 1995. Net interest income as a percentage of average earning assets (commonly referred to as the margin) rose to 5.03% in 1996 compared to 4.95% in 1995.

  Interest income on loans increased 7.1% from $145.9 million in 1995 to $156.3 million in 1996. This increase is the result loan growth. Average loans increased 8.7% from 1995.

  Interest expense on deposits increased slightly to $69.4 million in 1996. This increase was attributable to increases in all deposit categories with the largest percentage increases occurring within interest bearing demand and other time deposits.

  The Corporation monitors interest rate sensitivity by measuring the impact that future changes in interest rates will have on net interest income. Through its asset/liability management and pricing policies, management has strived to optimize net interest income while reducing the effects of changes in interest rates. (See "Liquidity and Interest Rate Sensitivity" discussion).

  The following table sets forth certain information regarding changes in net interest income attributable to changes in the volumes of interest earning assets and interest bearing liabilities and changes in the rates for the periods indicated (in thousands):

Year Ended December 31,           1996                        1995
                       -------------------------- --------------------------
                        VOLUME     RATE    NET      VOLUME   RATE     NET
                       -------  -------- -------- -------- --------- -------
INTEREST INCOME
Interest bearing deposits
  with banks           $    33  $   (52) $   (19) $   (38) $    106  $    68
Federal funds sold        (119)    (224)    (343)     554       642    1,196
Securities                  30      955      985     (961)    1,942      981
Loans                   12,606   (2,261)  10,345   11,947     8,920   20,867
                       -------  -------- -------- -------- --------- -------
                        12,550   (1,582)  10,968   11,502    11,610   23,112
                       -------  -------- -------  -------- --------- -------
INTEREST EXPENSE
Deposits:
  Interest bearing       1,617   (2,230)    (613)     574       541    1,115
  Savings                  186    1,122    1,308   (2,038)      398   (1,640)
  Other time             3,223     (599)   2,624    6,501     7,164   13,665
Short-term borrowings     (405)  (1,178)  (1,583)     518       812    1,330
Long-term debt             873      253    1,126      546      (157)     389
                       -------  ------- --------  -------  --------- --------
                         5,494   (2,632)   2,862    6,101     8,758   14,859
                       -------  ------- --------  -------  --------- --------
NET CHANGE             $ 7,056  $ 1,050  $ 8,106  $ 5,401  $  2,852  $ 8,253
                       =======  ======= ========  =======  ========= ========

  The amount of change not solely due to rate or volume changes was allocated between the change due to rate and the change due to volume based on the absolute relative size of the rate and volume changes.

PROVISION FOR LOAN LOSSES

  The provision for loan losses charged to operations is a direct result of management's analysis of the adequacy of the allowance for loan losses which takes into consideration factors, including qualitative factors, relevant to the collectibility of the existing portfolio. The provision for loan losses increased 41.2% to $9.8 million in 1996. This increase resulted from applying a consistent allowance for loan loss policy and methodology for evaluating the adequacy of the allowance across all affiliates, including Southwest and West Coast. (See "Non-Performing Loans and Allowance for Loan Losses" discussion).

NON-INTEREST INCOME

  Total non-interest income increased 6.2% from $19.2 million in 1995 to $20.4 million in 1996. This increase was attributable to increases in service charges and gains on the sale securities.

  Service charges increased 6.9% from $10.6 million in 1995 to $11.3 million in 1996. Revenue was recognized as a result of increases in the level of deposits.

  Net gains on the sale of securities increased 67.3% due to a higher level of equity security sales in 1996.

NON-INTEREST EXPENSES

  Total non-interest expense increased from $78.7 million in 1995 to $86.8 million in 1996. The increase is primarily attributable to a one-time assessment of $2.8 million to recapitalize the SAIF and merger-related expenses of $2.1 million. In addition, salaries and employee benefits increased by $3.5 million.

  Salaries and personnel expense increased 9.1% in 1996. This increase was due to expansion in the Corporation's retail network and increases for incentive compensation, as well as normal annual salary adjustments. The Corporation's incentive compensation plans allow for additional compensation to be paid to employees based on the Corporation achieving various financial and productivity goals.

  On September 30, 1996, the President of the United States signed into law the Deposit Insurance Funds Act of 1996 to recapitalize the SAIF. The legislation included a one-time assessment on all deposits insured by the SAIF, including those held by chartered commercial banks as a result of previous acquisitions. The Corporation was required to pay a one-time assessment of $2.8 million. The legislation also included provisions that will result in a reduction in future annual deposit insurance.

  Other non-interest expenses increased to $23.3 million in 1996. Included in this total was $2.1 million of expenses related to the affiliation with Southwest and West Coast. These expenses were primarily legal and investment banking costs associated with the structuring and completion of both mergers.

INCOME TAXES

  The Corporation recognized income tax expense of $9.9 million for 1996 compared to $10.3 million for 1995. The 1996 effective tax rate of 33% was lower than the 35% federal statutory tax rate due to the tax benefits resulting from tax-exempt instruments and excludable dividend income. Additional information relating to income taxes is furnished in the Notes to Supplemental Financial Statements.

LIQUIDITY AND INTEREST RATE SENSITIVITY

  The Corporation monitors its liquidity position on an ongoing basis to assure that it is able to meet the need for funds at all times. Given the monetary nature of its assets and liabilities and the significant source of liquidity provided by its securities portfolio, the Corporation generally has sufficient sources of funds available as needed to meet its routine, operational cash needs. Securities due to mature within one year, which will provide a source of short-term liquidity, amounted to $134.3 million or 27.0% of the investment portfolio.

  Additionally, the Corporation has external sources of funds available should it desire to use them. These include approved lines of credit with several major domestic banks, of which $25.0 million was unused at the end of 1996. To further meet its liquidity needs, the Corporation also has access to the Federal Home Loan Bank and the Federal Reserve Bank, as well as other uncommitted funding sources.


  Through the review of gap analyses and simulation modeling, management continually monitors the Corporation's exposure to changing interest rates. Management attempts to mitigate repricing mismatches through asset and liability pricing and matched maturity funding.

  Interest rate sensitivity measures the impact that future changes in interest rates will have on net interest income. The cumulative gap reflects a point-in-time net position of assets and liabilities repricing in specified time periods. The gap is one measurement of risk inherent in a balance sheet as it relates to changes in interest rates and their effect on net interest income.

  The gap analysis which follows is based on a combination of asset and liability amortizations, maturities and repricing opportunities. Non-maturity deposit balances have been allocated to various repricing intervals to estimate their true behavior and characteristics. The cumulative gap reflects the net position of assets and liabilities repricing in specified time periods. Based on the cumulative one year gap in this table and assuming no restructuring or modifications to asset/liability composition, a rise in interest rates would result in a minimal reduction in net interest income.

  Following is the gap analysis as of December 31, 1996 (dollars in thousands):

                            WITHIN      4-12      1-5      OVER
                           3 MONTHS     MONTHS    YEARS   5 YEARS    TOTAL
                          ---------  ---------  -------- --------- ----------
INTEREST EARNING ASSETS
Interest bearing deposits
  with banks              $   1,234  $     100                     $    1,334
Federal funds sold            6,425                                     6,425
Securities                   45,457     88,842 $ 317,609 $  44,711    496,619
Loans, net of
  unearned income           421,966    366,571   661,550   287,655  1,737,742
                          ---------  --------- --------- --------- ----------
                            475,082    455,513   979,159   332,366  2,242,120
Other assets                                               176,287    176,287
                          ---------  --------- --------- --------- ----------
                          $ 475,082  $ 455,513 $ 979,159 $ 508,653 $2,418,407
                          =========  ========= ========= ========= ==========

INTEREST BEARING LIABILITIES
Deposits:
  Interest checking      $  15,792  $  45,820  $ 227,994 $   3,894   $293,500
  Savings                    8,585    135,384    352,166     1,521    557,656
  Time deposits            219,347    402,546    308,429     1,146    931,468
Short-term borrowings       71,995     16,767     23,468              112,230
Long-term debt               7,727     25,528     10,559    14,365     58,719
                         ---------  ---------  --------- ---------  ---------
                          383,446     626,045    922,616    20,926  1,953,033
Other liabilities                                          266,089    266,089
Stockholders' equity                                       199,285    199,285
                        ----------  ---------  --------- --------- ----------
                        $ 383,446   $ 626,045  $ 922,616 $ 486,300 $2,418,407
                        ==========  =========  ========= ========= ==========

PERIOD GAP              $  91,636   $(170,532) $  56,543 $  22,353
                        =========   =========  ========= =========

CUMULATIVE GAP          $  91,636   $ (78,896) $ (22,353)
                        =========   =========  =========

RATE SENSITIVE ASSETS/RATE
  SENSITIVE LIABILITIES
  (CUMULATIVE)               1.24         .92        .99       1.15
                        =========   =========  =========  =========

CUMULATIVE GAP AS A PERCENT OF
  TOTAL ASSETS               3.8%       (3.3)%     (0.9)%
                        =========   =========  =========

FINANCIAL CONDITION

LOAN PORTFOLIO

  Following is a summary of loans (dollars in thousands):

December 31              1996       1995       1994        1993       1992
                    ----------  ----------  ---------  ---------- ----------
Real estate:
 Residential        $  682,600  $  610,880  $ 551,285  $  486,233 $  399,489
 Commercial            421,057     380,571    316,992     254,154    297,094
 Construction           41,661      36,264     50,383      29,913     28,118
Installment loans to
  individuals          395,628     383,457    371,442     279,769    266,916
Commercial, financial
  and agricultural     189,411     161,239    192,652     199,638    203,566
Lease financing         21,538       5,037
Earned income          (23,763)    (27,258)   (22,677)    (22,694)   (22,318)
                    -----------  ---------  ---------   ---------- ----------
                    $1,728,132  $1,550,190 $1,460,077   $1,227,013 $1,172,865
                    =========== ========== ===========  =========  ==========


  The Corporation strives to minimize credit losses by utilizing credit approval standards, diversifying its loan portfolio by industry and borrower conducting ongoing review and management of the loan portfolio.

  The ratio of loans to deposits at the end of 1996 was 85.8%, up from a ratio of 81.8% at the end of 1995. The increase in the ratio was a result of loan growth of 11.5%, exceeding a 6.2% increase in deposits.

  During 1996 and 1995 the Corporation sold $38.5 million and $49.7 million, respectively, in fixed rate residential mortgages to the Federal National Mortgage Association (FNMA). These sales allowed the Corporation to avoid the potential interest rate risk of those fixed rate loans in a rising rate environment. Additionally, it created liquidity for the Corporation to continue to offer credit availability to the markets it serves. All of the mortgages were sold with the servicing retained by the Corporation.

  In 1996, total installment loans to individuals and lease financing increased 7.4% to $417.2 million. The installment loan portfolio was comprised of $235.6 million in direct loans, $128.3 million in indirect loans and $31.7 million in sub-prime motor vehicle loans. The overall growth reflects a continuation of strong demand for indirect automobile loans and leases.

  The commercial loan portfolio consists principally of loans to small- and medium-sized businesses within the Corporation's primary market area of western Pennsylvania, eastern Ohio and southwest Florida. The Corporation generally avoids making significant loans to any single borrower in order to minimize credit risk.

  As of December 31, 1996, 1995 and 1994, no concentrations of loans exceeding 10% of total loans existed which were not disclosed as a separate category of loans.

  Following is a summary of the maturity distribution of certain loan categories based on remaining scheduled repayments of principal (in thousands):

                                  WITHIN     ONE TO      AFTER FIVE
                                 ONE YEAR   FIVE YEARS     YEARS        TOTAL
                                ---------   ----------   ----------   --------
DECEMBER 31, 1996
Commercial, financial and
   agricultural                 $ 100,966    $  75,729   $  12,716     $ 189,411
Real Estate - construction         27,652       11,979       2,030        41,661
                                ---------    ---------   ---------     --------
  Total loans (excluding Real
  estate - mortgage and
  Installment loans to
  individuals)                  $ 128,618    $  87,708   $  14,746     $ 231,072
                                =========    =========   =========     ========

  The total amount of loans due after one year includes $35.6 million with floating or adjustable rates of interest and $66.9 million had fixed rates of interest.


NON-PERFORMING LOANS

  Non-performing loans include non-accrual loans and restructured loans. Non-accrual loans represent loans on which interest accruals have been discontinued. Restructured loans are loans in which the borrower has been granted a concession on the interest rate or the original repayment terms due to financial distress.

  Following is a summary of non-performing loans (dollars in thousands):

December 31                1996     1995      1994       1993      1992
                         -------   -------   -------    -------   -------

Non-accrual loans        $ 9,571   $ 9,506   $11,244    $11,055   $10,238
Restructured loans         2,146     3,075     3,157      3,236     1,388
                         -------   -------   -------    -------   -------
                         $11,717   $12,581   $14,401    $14,291   $11,626
                         =======   =======   =======    =======   =======
Non-performing loans
 as a percentage of
 total loans                 .68%      .81%      .99%      1.16%     .99%

  Following is a table showing the amounts of contractual interest income and actual interest income recorded on non-accrual and restructured loans (in thousands):

Year Ended December 31     1996      1995      1994       1993      1992
                         -------   -------   -------    -------   -------

Gross interest income that
  would have been recorded
  if the loans had been
  current and in accordance
  with their original
  terms                   $1,414    $1,298    $1,791    $1,827     $1,705
Interest income included
  in income on the loans     763       685       676       708        998



  Following is a summary of loans 90 days or more past due, on which interest accruals continue (dollars in thousands):

December 31                     1996      1995      1994      1993      1992
                               ------    ------    ------     ------   ------
Loans 90 days or more
  past due                     $2,936    $3,872    $2,753     $3,512   $4,437
Loans 90 days or more past
  due as a percentage of
  total loans                     .17%     .25%       .19       .29%     .39%

ALLOWANCE FOR LOAN LOSSES

  Management's analysis of the allowance for loan losses includes the evaluation of the loan portfolio based on internally generated loan review reports and the historical loss experience of the remaining balances of the various homogeneous loan pools which comprise the loan portfolio. Specific factors which are evaluated include the previous loan loss experience with the customer, the status of past due interest and principal payments on the loan, the collateral position of the loan, the quality of financial information supplied by the borrower and the general financial condition of the borrower. Historical loss experience on the remaining portfolio segments is considered in conjunction with the current status of economic conditions, loan loss trends, delinquency and non-accrual trends, credit administration and concentrations of credit risk.

  Following is a summary of changes in the allowance for loan losses (dollars in thousands):

Year Ended December 31              1996      1995     1994     1993     1992
                                   -------   -------  -------  ------   ------
Balance at beginning of year       $24,250   $22,268  $17,995  $16,288  $13,289
Addition arising in purchase
   transactions                                                             376
Loss reserves transferred on
   loans sold                                                     (893)    (685)
Charge-offs:
 Real estate - mortgage               (421)     (604)  (1,454)    (591)  (2,192)
 Installment loans to individuals   (5,939)   (5,407)  (3,817)  (3,975)  (4,059)
 Commercial, financial and
   agricultural                     (1,400)     (820)  (1,484)  (4,090)  (7,205)
                                   -------   -------   ------  -------   ------
                                    (7,760)   (6,831)  (6,755)  (8,656) (13,456)
                                   -------   -------   ------  -------  -------

Recoveries:
 Real estate - mortgage                128      189        98      173      209
 Installment loans to individuals    1,047    1,124       964      781      716
 Commercial, financial and
    agricultural                       344      570       789      439       43
                                    -------  ------    ------   ------  -------
                                     1,519    1,883     1,851    1,393      968
                                    -------  ------    ------   ------  -------

Net charge-offs                     (6,241)  (4,948)   (4,904)  (7,263) (12,488)
Provision for loan losses            9,791    6,930     9,177    9,863   15,796
                                   -------  -------    ------   ------  -------
Balance at end of year             $27,800  $24,250   $22,268  $17,995  $16,288
                                   =======  =======   =======  =======  =======

Net charge-offs as a percent of
  average loans, net of unearned
  income                              .38%     .33%      .35%     .57%     1.11%
Allowance for loan losses as a
  percent of total loans, net
  of unearned income                 1.61     1.56      1.53     1.47      1.39
Allowance for loan losses as a
  percent of non-performing loans  237.26   192.75    154.63   125.92    140.10

  Consistent with the growth in installment loans to individuals, the Corporation has experienced an increase in charge-offs. Installment loans to individuals are generally charged off no later than a predetermined number of days past due on a contractual basis or earlier in the event of bankruptcy. During 1996, charge-offs increased to $5.9 million from $5.4 million in 1995, resulting in an increase in the provision for loan losses from $6.9 million in 1995 to $9.8 million in 1996, and a higher allocation of the allowance for loan losses to installment loans, as the allowance for loan losses represented 1.73% of total installment loans at December 31, 1996, as compared to 1.57% at December 31, 1995.

  The Corporation has allocated the allowance according to the amount deemed to be reasonably necessary to provide for the possibility of losses being incurred within each of the categories of loans shown in the table below. The allocation of the allowance should not be interpreted as an indication that loan losses in future years will occur in the same proportions or that the allocation indicates future loan loss trends. Furthermore, the portion allocated to each loan category is not the sole amount available for future losses within such categories since the total allowance is a general allowance applicable to the entire portfolio.

  Following shows the allocation of the allowance for loan losses (in thousands):

                              % OF                % OF                % OF                % OF                 % OF
                              LOANS               LOANS               LOANS               LOANS                LOANS
                             IN EACH             IN EACH             IN EACH             IN EACH              IN EACH
                             CATEGORY            CATEGORY            CATEGORY            CATEGORY             CATEGORY
                             TO TOTAL            TO TOTAL            TO TOTAL            TO TOTAL             TO TOTAL
Year Ended           1996     LOANS      1995     LOANS      1994     LOANS      1993     LOANS       1992     LOANS
 December 31       --------  --------  --------  --------  --------  --------  --------  --------  --------  --------
Commercial,
 financial
 and
 agricultural      $  6,682       35%  $  5,360       35%  $  7,946       35%  $  6,967       37%  $  6,252       43%
Real
 estate
 - construction         105        2         75        2        186        3        489        2        481        2
Real
 estate
 - mortgage           3,121       40      3,284       40      3,554       38      2,849       40      2,692       34
Installment
 loans to
 individuals          7,367       23      6,383       23      5,047       24      4,541       21      4,298       21
Unallocated
 portion             10,525               8,648               5,535               3,149               2,565
                   --------  --------  --------  --------  --------  --------  --------  --------  --------  --------
                   $ 27,800      100%  $ 24,250      100%  $ 22,268     100%   $ 17,995      100%  $ 16,288      100%
                   ========  ========  ========  ========  ========  ========  ========  ========  ========  ========

INVESTMENT ACTIVITY

  Investment activities serve to enhance overall yield on earning assets while supporting interest rate sensitivity and liquidity positions. Securities purchased with the intent and ability to retain until maturity are categorized as securities held to maturity and carried at amortized cost.
All other securities are categorized as securities available for sale and must be marked to market.

  Under the guidelines of FAS No. 115, institutions that sell securities out of the securities held to maturity portfolio risk being forced to mark to market the remaining securities in the portfolio since they have not demonstrated their intent to hold these securities to maturity. The Financial Accounting Standards Board (FASB) approved an amnesty period during which institutions had the opportunity to redesignate securities under FAS
115. The Corporation took advantage of this opportunity to reclass $97.5 million of securities held to maturity to securities available for sale.
This movement allows the Corporation greater flexibility in managing its portfolio to take advantage of market conditions and provided an opportunity to better manage interest rate risk.

  The relatively short average maturity of all securities provides a source of liquidity to the Corporation and reduces the overall market risk of the portfolio.

  During 1996, securities available for sale increased 13.6% while securities held to maturity remained consistent with December 31, 1995.

  The following table indicates the respective maturities and weighted-average yields of investment securities as of December 31, 1996 (in thousands):


                                                                Weighted
                                                  Amount       Average Yield
                                                 ---------    ---------------
Obligations of U.S. Treasury and
  Other U.S. Government agencies:
     Maturing within one year                    $ 126,768         6.01%
     Maturing after one year within five years     129,382         5.92%
     Maturing after five years within ten years     19,363         7.01%
     Maturing after ten years                          707         2.10%

  State & political subdivisions:
     Maturing within one year                        4,796         4.73%
     Maturing after one year within five years      40,945         5.65%
     Maturing after five years within ten years      9,391         5.13%
     Maturing after ten years                          437         4.86%

  Other securities:
     Maturing within one year                        1,004         5.76%
     Maturing after one year within five years       1,003         6.04%
     Maturing after five years within ten years          5         5.50%
     Maturing after ten years                           15         3.71%

  Mortgage-backed securities                       144,640         6.02%
  No stated maturity                                18,163         6.13%
                                                 ---------        ------
        TOTAL                                    $ 496,619         5.97%
                                                 =========        ======

  The weighted average yields for tax exempt securities are computed on a tax equivalent basis.

DEPOSITS AND SHORT-TERM BORROWINGS

  As a commercial bank holding company, the Corporation's primary source of funds is its deposits. Those deposits are provided by businesses and individuals located within the markets served by the Corporation's subsidiaries.

  Total deposits increased 6.2% to $2.0 billion in 1996. The majority of this increase was due to a 12.6% increase in savings and NOW accounts. Additionally, time deposits increased 2.3% to $931.5 million.

  Short-term borrowings, made up of repurchase agreements, federal funds purchased, notes payable and subordinated notes increased 52.7% in 1996 to $112.2 million. The primary reason for this increase was a higher level of federal funds purchased in 1996 and an increase of $14.2 million in securities sold under repurchase agreements.

  Subordinated notes are the largest component of short-term borrowings. At December 31, 1996, subordinated notes represented 49.2% of total short-term borrowings. Following is a summary of selected financial information on short-term subordinated notes (dollars in thousands):

December 31                                        1996      1995      1994
                                                 --------  --------  --------

Balance at end of year                           $ 55,201  $ 47,362  $ 48,085
Maximum month end balance                          57,073    47,675    56,126
Average balance during the year                    54,252    45,912    52,830

Weighted average interest rates:
  At end of year                                    5.35%     5.69%     5.21%
  During the year                                   5.57      5.54      5.06


CAPITAL RESOURCES

  The assessment of capital adequacy depends on a number of factors such as asset quality, liquidity, earnings performance, changing competitive conditions and economic forces. The Corporation seeks to maintain a strong capital base to support its growth and expansion activities, to provide stability to current operations and to promote public confidence.

  The capital management function is an ongoing process. Central to this process is internal equity generation accomplished by earnings retention. During 1996, retained earnings increased $11.8 million as a result of earnings retention versus $17.2 million in 1995. Total cash dividends declared represented 34.7% of net income for 1996 compared to 20.6% for 1995. Book value per share was $13.63 at December 31, 1996, compared to $12.82 at December 31, 1995.

1995 VERSUS 1994

  The Corporation's net income was $21.1 million for 1995 versus $15.2 million for 1994. Primary earnings per share were $1.45 and $1.06 for 1995 and 1994, while fully diluted earnings were $1.41 and $1.05, respectively, for those same periods. The key factors attributing to the increase were increased credit quality, which allowed for lower loan loss provisions, and an increase in higher yielding assets. The Corporation's asset quality improved steadily from 1994 to 1995, as indicated by several key credit ratios. At December 31, 1995, non-performing assets decreased to .78% of total assets compared to .92% at December 31, 1994. The allowance for loan losses increased to 1.56% of total loans compared to 1.53% a year earlier. The ratio of net charge-offs to average loans outstanding decreased to .33% in 1995 from a ratio of .35% in 1994. Increases in both the return on average equity from 9.45% in 1994 to 11.72% in 1995 and the return on average assets from .74% in 1994 to .98% in 1995 reflect the improved performance of the Corporation.

  Net interest income, on a fully taxable equivalent basis, increased from $91.8 million in 1994 to $100.0 million in 1995, an increase of 9.0%. Net margin rose to 4.95% from 4.83% in 1994. Average loans increased 9.2% from 1994, contributing to the improvement in net interest income.

  The provision for loan losses was $6.9 million and represented a decrease of 24.5% from 1994, when a provision of $9.2 million was charged to operations. The decrease in the provision was a direct result of improvement in asset quality.

  Non-interest income increased 12.3% from $17.1 million in 1994 to $19.2 million in 1995. This increase was attributable to increases in service charges and gains on sale of loans, offset by a decrease in gains on the sale of securities. Service charges increased 24.0% from $8.6 million in 1994 to $10.6 million in 1995. Revenue was recognized as a result of an increase in total deposits. Net gain on the sale of loans increased $521,000 in 1995. Net gain on the sale of securities decreased $810,000 due to fewer security sales during 1995.

  Total non-interest expenses increased from $74.6 million in 1994 to $78.7 million in 1995. Salaries and personnel expense increased 10.3% in 1995, primarily due to an increase in employment levels in Florida resulting from the opening of three new branch offices. Deposit insurance decreased $1.3 million in 1995. This was the result of the FDIC lowering the insurance premiums for banks, since the Bank Insurance Fund had been funded to the required level. Conversely, the SAIF was still under-funded and those premiums were not reduced.

  Income tax expense increased 36.4% to $10.3 million for 1995 as a result of the Corporation generating more taxable income. The 1995 effective tax rate of 33% was below the 35% statutory tax rate due to the tax benefits resulting from income on tax-exempt instruments and excludable dividend income.

                                                                 EXHIBIT 99.2

                             INDEPENDENT AUDITORS' REPORT



January 22, 1997


Board of Directors and Stockholders
of Southwest Banks, Inc.
Naples, Florida


We have audited the accompanying consolidated balance sheets of Southwest Banks, Inc. and its subsidiaries, First National Bank of Naples and Cape Coral National Bank (collectively, the Company), as of December 31, 1996 and 1995 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Southwest Banks, Inc. and its subsidiaries as of December 31, 1996 and 1995 and the consolidated results of their operations and their consolidated cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.

HILL, BARTH & KING, INC.
NAPLES, FLORIDA

                                                                 EXHIBIT 99.3

                         INDEPENDENT AUDITORS' REPORT


To the Board of Directors and Shareholders
West Coast Bancorp, Inc. and Subsidiary
Cape Coral, Florida

We have audited the accompanying consolidated balance sheets of West Coast Bancorp, Inc. and Subsidiary at December 31, 1996 and 1995, and the related consolidated statements of income, changes in shareholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of West Coast Bancorp, Inc. and Subsidiary at December 31, 1996 and 1995, and the consolidated statements of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

COOPERS & LYBRAND, L.L.P.
FORT MYERS, FLORIDA
January 24, 1997

                                                                 EXHIBIT 99.4

                         INDEPENDENT AUDITORS' REPORT


To the Board of Directors and Shareholders
West Coast Bancorp, Inc. and Subsidiary
Cape Coral, Florida

We have audited the accompanying consolidated balance sheets of West Coast Bancorp, Inc. and Subsidiary at December 31, 1995 and 1994, and the related consolidated statements of income, changes in shareholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of West Coast Bancorp, Inc. and Subsidiary at December 31, 1995 and 1994, and the consolidated statements of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

As discussed in Note 2 to the consolidated financial statements, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 114, "Accounting by Creditors for Impairment of a Loan," and SFAS No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures," as of January 1, 1995.

COOPERS & LYBRAND, L.L.P.
FORT MYERS, FLORIDA
January 19, 1996